EXHIBIT 99



                  AMENDMENTS TO THE 1995 ANNUAL REPORT ON
                                 FORM 10-K

                         DATED AS OF JANUARY 8, 1997

                             PART I

Item 1. Business

  General Development of Business

Washington National Corporation (WNC) was incorporated as a general business corporation under the Delaware General Corporation Law on February 26, 1968, for the initial purpose of becoming the parent company and sole shareholder of Washington National Insurance Company (WNIC), an Illinois insurance corporation dating back to 1911. WNC was organized in order to permit diversification into the broader field of financial services and is admitted to do business in Delaware, Indiana, and Illinois. Its executive offices are located at 300 Tower Parkway, Lincolnshire, Illinois 60069-3665.

The primary operating companies of WNC are WNIC and United Presidential
Life Insurance Company (UPI). At December 31, 1995, WNC and its affiliates had 1,011 full-time employees.

In June 1996, WNC announced its plans to dispose of its health insurance business. As a result, WNC's health insurance business is being accounted for as discontinued operations. Additionally, in November 1996, the Company announced a definitive plan to merge with PennCorp Financial Group, Inc. ("PennCorp"). Under the terms of the merger, the separate corporate existence of the Company shall cease and PennCorp shall continue as the surviving corporation. The merger is anticipated to close during the first quarter of 1997, pending the receipt of the required shareholder and regulatory approval.

The Company has focused on the following businesses in its continuing operations: interest-sensitive individual life insurance and annuities (underwritten by UPI) and specialty insurance products for educators, which is comprised of employee-paid disability insurance and other insurance products (underwritten by WNIC).

The Company's discontinued operations primarily consist of individual health insurance (primarily major medical and hospital indemnity coverage for persons under the age of 65 without employer-sponsored insurance) and employer-sponsored group health and associated life insurance and stop-loss insurance for employers with from 2 to 1,000 employees (all underwritten by WNIC).

  GENERAL DESCRIPTION OF THE BUSINESS OF THE INDUSTRY SEGMENTS

WNC is an insurance holding company which, through WNIC and UPI, provides life insurance, annuities, and specialty insurance products for educators. With the sale of the health businesses, WNC has two segments: insurance operations and corporate and other. The corporate and other segment is comprised of the operations of WNC that do not specifically support the insurance operations.

Further information as required by Item 1 is presented in a separate section of this report and is preceded by the caption "Note O."


               DESCRIPTION OF INSURANCE SUBSIDIARIES

  Washington National Insurance Company

WNIC is a legal reserve stock life insurance company organized under the laws of Illinois in 1926 and is the successor to other companies dating back to 1911. WNIC's home office is located at 300 Tower Parkway, Lincolnshire, Illinois 60069-3665. WNIC is licensed to do business in all states of the United States (except New York) and the District of Columbia.

WNIC's insurance products are primarily sold by salaried group insurance representatives. WNIC's field force that distributes speciality insurance products to educators consists of 43 field representatives, including 10 managers, all of whom are salaried employees of WNIC. Their activities are supported by 21 other field employees.

  United Presidential Life Insurance Company

UPI, an Indiana life insurance company, began business in 1965 and currently is licensed to do business in 45 states and the District of Columbia. UPI's parent company, United Presidential Corporation (UPC), was incorporated in 1961 as an Indiana corporation for the purpose of becoming the parent company and sole shareholder of UPI and is 71% owned by WNIC and 29% owned by WNC. Both UPC and UPI have executive offices located at One Presidential Parkway, Kokomo, Indiana 46904-9006. UPI's primary business is the marketing and underwriting of individual life insurance and annuities. Its primary marketing focus is interest-sensitive products such as universal life insurance and annuities. UPI administers a closed block of life insurance and annuities that was originally underwritten by WNIC. Business of this type is no longer sold by WNIC. Operating results of UPI and the WNIC closed blocks are reported in the insurance operations segment.

Sales for UPI are made through approximately 5,000 insurance agents and brokers having an independent contractor relationship with UPI. Such persons may also be independent insurance brokers. UPI has no internal or captive sales force and accordingly, has negligible training, maintenance, or financing expenses. This marketing system facilitates sales force expansion without significant cost, but is dependent on product lines remaining competitive with those being offered by other companies.

  New Products of the Segments

In 1995, UPI introduced a new universal life insurance product with a low death benefit designed for the middle income market and a high benefit/low cost universal life insurance product. In 1996, UPI plans to introduce three new universal life insurance products to complement its existing portfolio.

In 1995, WNIC introduced new voluntary dental insurance and life insurance products for the education market.

  Competitive Conditions of the Segments

The insurance subsidiaries, along with other insurance companies with whom they are in competition, are subject to regulation and supervision by the state insurance departments in each jurisdiction in which they are licensed to do business, greatly affecting the competitive environment in which they operate. The state insurance departments have broad administrative powers, including those relating to the granting and revocation of licenses to transact business, licensing of agents, approval of policy forms, establishing reserve requirements, the form and content of required financial statements, conducting of periodic examinations, and the investment laws and regulations of their states of incorporation. This regulation and supervision is primarily for the protection of policyowners and not shareholders.

The ability of an insurance company to compete successfully also depends, in part, on its financial strength, operating performance, and claims-paying ability as rated by A. M. Best and other rating agencies. The insurance subsidiaries are each currently rated "A- (Excellent)" by A. M. Best, based on their 1994 statutory financial results and operating performance. Many of the insurance companies' competitors have A. M. Best ratings of "A-" or lower, and WNC believes the insurance subsidiaries' A. M. Best ratings are adequate to enable them to compete successfully. A. M. Best ratings are based upon factors of concern to policyholders, agents, and intermediaries and are directed toward the protection of policyholders, not investors.

Each of the Company's businesses operates in highly competitive markets, in many cases competing against companies with long-established operating records and substantial financial resources.

        FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

Neither WNC nor any active affiliated company is licensed to do business outside of the United States.

                             PART II


Item 6. Selected Financial Data

The selected financial data required by Item 6 are presented in a separate section of Exhibit 13 of this report and are preceded by the caption "Five Year Summary."

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Management's Discussion and Analysis of Financial Condition and Results of Operations is presented in a separate section of Exhibit 13 of this report and is preceded by the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Item 8. Financial Statements and Supplementary Data

The financial statements and supplementary data are presented in Exhibit 13 of this report.

                  PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)(1) The following consolidated financial statements of WNC are included in
       Item 8:

       Consolidated Balance Sheet, December 31, 1995 and 1994

       Consolidated Statement of Income, Years Ended December 31, 1995, 1994, and 1993

       Consolidated Statement of Cash Flows, Years Ended December 31, 1995,
          1994, and 1993

       Consolidated Statement of Shareholders' Equity, Years Ended December 31,
          1995, 1994, and 1993

       Capital Stock Activity, Years Ended December 31, 1995, 1994, and 1993

       Notes to Consolidated Financial Statements

       Quarterly Information

(a)(2) The financial schedules required by Item 14(d) are presented in a separate section of this report and are preceded by the Index to Financial Schedules.

       All other schedules pursuant to Regulation S-X are not submitted because they are not applicable, not required, or the required information is included in the consolidated financial statements, including the notes thereto.

(a)(3) The exhibits filed with this Form 10-K are listed in the
       Exhibit Index located elsewhere herein. All management contracts and compensatory plans or arrangements set forth in such list are marked with a double asterisk (**).

(b) WNC filed no reports on Form 8-K during the last quarter of the period covered by this report.

(c)    Included in 14(a)(3) above.

(d)    Included in 14(a)(2) above.

                  INDEX TO FINANCIAL SCHEDULES

                 WASHINGTON NATIONAL CORPORATION

Schedules filed pursuant to Rule 7-05 of Regulation S-X:

 I.  Summary of Investments - Other than Investments in Related Parties

II.  Condensed Financial Information of Registrant

III. Supplementary Insurance Information

IV.  Reinsurance

SCHEDULE I - SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES

WASHINGTON NATIONAL CORPORATION
December 31, 1995

(000s omitted)
             COLUMN A                         COLUMN B       COLUMN C         COLUMN D
                                                               Fair        Amount Shown in
        Type of Investment                      Cost          Value       the Balance Sheet
Fixed maturities available for sale:
  Bonds:
    U.S. government and government
       agencies and authorities              $   75,750     $   80,544        $    80,544
    States, municipalities and political
       subdivisions                              78,824         82,420             82,420
    Mortgage-backed securities                  634,236        653,013            653,013
    Foreign governments                          27,950         31,645             31,645
    Public utilities                            147,206        155,126            155,126
    All other corporate bonds                   988,304      1,056,943          1,056,943
  Redeemable preferred stocks                     1,044          1,019              1,019

         TOTAL FIXED MATURITIES AVAILABLE
              FOR SALE                        1,953,314     $2,060,710          2,060,710

Mortgage loans on real estate (*)               324,554                           317,249
Real estate and joint ventures:
  Investment properties (*)                      39,082                            23,578
  Acquired in satisfaction of debt (*)           13,289                            10,502
Policy loans                                     56,279                            56,279
Other long-term (*)                              27,358                            27,744
Short-term                                       48,594                            48,594

         TOTAL INVESTMENTS                   $2,462,470                        $2,544,656


(*) Difference between cost and carrying value results from certain valuation allowances, declines in value that are other than temporary, accumulated depreciation on real estate, fair value adjustment, and undistributed equity in joint ventures and venture capital investments.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

WASHINGTON NATIONAL CORPORATION
(Parent Corporation Only)

BALANCE SHEET
                                                                   December 31,
(000s omitted)                                                  1995           1994
ASSETS
  Cash                                                      $  3,407       $  3,548
  Short-term investments                                         618            692
  Equity in net assets of subsidiaries (*)                   437,183        302,414
  Amounts due from subsidiaries (*)                            4,639          4,173
  Real estate                                                    162            162
  Other                                                        1,261          1,440

       Total Assets                                         $447,270       $312,429


LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Dividends payable                                         $  3,389       $  3,374
  Short-term notes payable                                     3,100              -
  Amounts due to subsidiaries (*)                              1,128          1,090
  Other                                                        1,734          1,642
            Total Liabilities                                  9,351          6,106

SHAREHOLDERS' EQUITY
  Convertible preferred stock                                    718            723
  Common stock                                               125,953        124,842
  Retained earnings (including equity in retained earnings
     of subsidiaries: 1995 - $311,159; 1994 - $286,555)      323,087        302,759
  Net unrealized investment gains (losses)
     of subsidiaries                                          49,798        (61,356)
  Unfunded pension loss of subsidiaries                       (3,640)        (2,648)
  Cost of common treasury stock                              (57,997)       (57,997)
            Total Shareholders' Equity                       437,919        306,323

       Total Liabilities and Shareholders' Equity           $447,270       $312,429

(*) Eliminated in consolidation.


SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
Continued

WASHINGTON NATIONAL CORPORATION
(Parent Corporation Only)

STATEMENT OF INCOME

                                                                          Year Ended December 31,
(000s omitted)                                                        1995          1994          1993
REVENUES
  Dividends from subsidiary (*)                                    $ 9,100       $ 5,975       $ 7,709
  Management fee from subsidiary (*)                                 2,146         1,613             -
  Interest                                                              68           447           274
  Realized investment losses                                            (1)         (105)            -
       Total Revenues                                               11,313         7,930         7,983

GENERAL AND ADMINISTRATIVE EXPENSES                                  2,013         1,743         1,768

INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
   NET INCOME OF SUBSIDIARIES                                        9,300         6,187         6,215

Income tax expense (benefit)                                            44           370          (237)

INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
   INCOME OF SUBSIDIARIES                                            9,256         5,817         6,452

Equity in undistributed net income of subsidiaries (*)              24,604        25,484        20,214

NET INCOME (**)                                                    $33,860       $31,301       $26,666


(*) Eliminated in consolidation.

(**) Includes $7,154, $6,686 and $9,551 of income from discontinued operations, net of tax, for 1995, 1994 and 1993, respectively.

SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
Continued

WASHINGTON NATIONAL CORPORATION
(Parent Corporation Only)


STATEMENT OF CASH FLOWS

                                                                              Year Ended December 31,
(000s omitted)                                                          1995           1994           1993
OPERATING ACTIVITIES
  Net income                                                        $ 33,860       $ 31,301       $ 26,666
  Adjustments to reconcile to net cash
    provided by operating activities:
      Equity in undistributed net income of subsidiaries             (24,604)       (25,484)       (20,214)
      Net change in amount due from subsidiaries                        (428)        (2,962)             -
      Other, net                                                         532            742            900
         NET CASH PROVIDED BY OPERATING ACTIVITIES                     9,360          3,597          7,352

INVESTING ACTIVITIES
  Net change in short-term investments                                    74          7,207         (7,515)
  Net change in investment properties                                      -             45              -
  Net change in indebtedness from subsidiaries                             -              -         (7,250)
  Investment in subsidiary                                                 -              -        (25,382)
         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 74          7,252        (40,147)

FINANCING ACTIVITIES
  Dividends to shareholders                                          (13,532)       (13,480)       (12,236)
  Proceeds from sale of common stock                                     857            596         48,181
  Change in short-term notes payable                                   3,100              -         (2,600)
  Return of deposit                                                        -          2,200              -
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                      (9,575)       (10,684)        33,345

INCREASE (DECREASE) IN CASH                                             (141)           165            550

Cash at beginning of year                                              3,548          3,383          2,833

CASH AT END OF YEAR                                                 $  3,407       $  3,548       $  3,383


SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION (1)

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES

          COLUMN A                         COLUMN B     COLUMN C     COLUMN D     COLUMN E     COLUMN F
---------------------------------------------------------------------------------------------------------
                                                      Future Policy                            Insurance
                                                        Benefits,                Other Policy   Premiums
          Segment                         Deferred    Losses, Claims              Claims and      and
                                         Acquisition     and Loss     Unearned     Benefits      Policy
                                            Costs        Expenses     Premiums     Payable      Charges
---------------------------------------------------------------------------------------------------------
(000s omitted)

Year ended December 31, 1995
  Insurance Operations                      $202,303   $2,027,565   $    2,204    $  80,809    $ 145,407
  Corporate and other                              -            -       16,949        9,823            -
  Discontinued Operations                     33,196       39,372       18,229      168,378            -
                               TOTAL        $235,499   $2,066,937   $   37,382    $ 259,010    $ 145,407


Year ended December 31, 1994
  Insurance Operations                      $264,591   $2,027,406   $    1,685    $  78,725    $ 136,307
  Corporate and other                              -            -       18,859        9,598            1
  Discontinued Operations                     29,259       41,740       12,676      164,129            -
                               TOTAL        $293,850   $2,069,146   $   33,220    $ 252,452    $ 136,308


Year ended December 31, 1993
  Insurance Operations                      $225,644   $2,007,154   $    1,550    $  75,155    $ 126,340
  Corporate and other                              -            -       19,657        9,200          757
  Discontinued Operations                     31,312       43,518       13,442      161,795            -
                               TOTAL        $256,956   $2,050,672   $   34,649    $ 246,150    $ 127,097


(1)  Items have been reclassified for discontinued operations.

SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION (1)
Continued

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------
          COLUMN A                    COLUMN G      COLUMN H       COLUMN I      COLUMN J     COLUMN K
                                                   Benefits,     Amortization
                                                 Claims, Losses  of Deferred      Other
          Segment                       Net           and           Policy      Operating
                                     Investment    Settlement    Acquisition     Expenses     Premiums
                                       Income       Expenses        Costs          (2)        Written
---------------------------------------------------------------------------------------------------------
(000s omitted)

Year ended December 31, 1995
  Insurance operations                 $159,414       $214,042        $23,113     $ 39,105     $ 68,064
  Corporate and other                     9,370            234              -        2,015            -
                          TOTAL        $168,784       $214,276        $23,113     $ 41,120     $ 68,064


Year ended December 31, 1994
  Insurance operations                 $159,050       $209,490        $20,928     $ 39,290     $ 63,897
  Corporate and other                     7,590            263              -          378            -
                          TOTAL        $166,640       $209,753        $20,928     $ 39,668     $ 63,897


Year ended December 31, 1993
  Insurance operations                 $163,756       $206,017        $21,952     $ 41,304     $ 60,744
  Corporate and other                     3,606          1,091              -        4,838            -
                          TOTAL        $167,362       $207,108        $21,952     $ 46,142     $ 60,744
---------------------------------------------------------------------------------------------------------

(1)  Items have been reclassified for discontinued operations.

(2) Allocations are based on certain assumptions and estimates. These allocations would change if different methods were applied.

SCHEDULE IV - REINSURANCE (1)

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------
          COLUMN A                      COLUMN B    COLUMN C     COLUMN D      COLUMN E     COLUMN F
                                                    Ceded to      Assumed                 Percentage of
          Segment                        Gross        Other      from Other      Net         Amount
                                         Amount     Companies    Companies      Amount    Assumed to Net
----------------------------------------------------------------------------------------------------------
(000s omitted)

Year ended December 31, 1995
  Life insurance in force             $21,619,386   $3,672,146      $     -    $17,947,240             -

Insurance premiums and policy
  charges:
    Insurance operations              $   157,045   $   11,638      $     -    $   145,407             -
    Corporate and other                    41,758       41,758            -              -             -
                            TOTAL     $   198,803   $   53,396            -    $   145,407             -


Year ended December 31, 1994
  Life insurance in force             $21,034,835   $3,081,697      $     -    $17,953,138             -

Insurance premiums and policy
  charges:
    Insurance operations              $   147,491   $   11,184      $     -    $   136,307             -
    Corporate and other                    45,690       45,689            -              1             -
                            TOTAL     $   193,181   $   56,873            -    $   136,308             -


Year ended December 31, 1993
  Life insurance in force             $22,215,104   $3,170,467      $     -    $19,044,637             -

Insurance premiums and policy
  charges:
    Insurance operations              $   137,324   $   10,983      $     1    $   126,342             -
    Corporate and other                    47,227       46,472            -            755             -
                            TOTAL     $   184,551   $   57,455      $     1    $   127,097             -
----------------------------------------------------------------------------------------------------------

(1)  Items have been reclassified for discontinued operations.

                          EXHIBIT INDEX

        WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES

            EXHIBITS FILED PURSUANT TO ITEM 14(a)(3)

                                                                  Page Number

11   Computation of earnings per share                             see below

13   Selected Portions of Annual Report to Shareholders            see below

23   Consent of Ernst & Young LLP, Independent Auditors            see below

27   Financial Data Schedule                                       see below

                                                                     EXHIBIT 11


WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES


COMPUTATION OF PER SHARE EARNINGS (1)
(000s omitted, except per share amounts)                         Year Ended December 31,
                                                              1995          1994          1993
                                                       ----------------------------------------
PRIMARY
AVERAGE SHARES:
  Average common shares outstanding                         12,194        12,144        10,643
  Assumed exercise of stock options                             56            81           112
      TOTAL AVERAGE SHARES                                  12,250        12,225        10,755
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:
  Income from continuing operations before cumulative
    effect of change in accounting principle and
    dividend requirement on Preferred Stock                $26,706       $24,615       $18,665
  Dividend requirement on Preferred Stock                     (361)         (362)         (362)
  Income from continuing operations before cumulative
    effect of change in accounting principle                26,345        24,253        18,303
  Cumulative effect of change in accounting
    principle, net of tax                                        -             -        (1,550)
  Income from continuing operations                         26,345        24,253        16,753
  Income from discontinued operations,
    net of tax                                               7,154         6,686         9,551
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                $33,499       $30,939       $26,304
PRIMARY EARNINGS PER SHARE:
  Income from continuing operations per share
    before cumulative effect                                 $2.15         $1.98         $1.70
  Cumulative effect of change in accounting
    principle per share, net of tax                              -             -          (.14)
  Income from continuing operations                           2.15          1.98          1.56
  Income from discontinued operations, net of tax             0.58          0.55          0.89
NET INCOME PER SHARE                                         $2.73         $2.53         $2.45

FULLY DILUTED
  AVERAGE SHARES:
  Average common shares outstanding                         12,194        12,144        10,643
  Assumed conversion of Preferred Stock                        269           271           271
  Assumed exercise of stock options                            176            81           112
    TOTAL AVERAGE SHARES                                    12,639        12,496        11,026

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
  Income from continuing operations
    before cumulative effect of change
    in accounting principle                                $26,706       $24,615       $18,665
  Cumulative effect of change in accounting
    principle, net of tax                                        -             -        (1,550)
  Income from continuing operations                         26,706        24,615        17,115
  Income from discontinued
    operations, net of tax                                   7,154         6,686         9,551

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS:               $33,860       $31,301       $26,666
FULLY DILUTED EARNINGS PER SHARE:
  Income from continuing operations
   per share before cumulative effect                        $2.11         $1.97         $1.69
  Cumulative effect of change in accounting
    principle per share, net of tax                              -             -          (.14)
  Income from continuing operations                           2.11          1.97          1.55
  Income from discontinued
    operations, net of tax                                    0.57          0.53          0.87

NET INCOME PER SHARE                                         $2.68         $2.50         $2.42

(1) Items have been reclassified for discontinued operations.


                                                                   EXHIBIT 13


Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Washington National Corporation (WNC or the Company) is an insurance holding company that is engaged primarily in marketing and underwriting life insurance, annuities, and specialty health insurance for educators. The major operating subsidiaries of the Company are Washington National Insurance Company
(WNIC) and United Presidential Life Insurance Company (UPI).

The Company targets markets that it believes are underserved by other insurance companies. It has a decentralized operating structure and utilizes distinct distribution systems to access each of its targeted markets and to provide timely, individualized service to its customers. The Company emphasizes the sale of market-driven products, a profit-oriented rather than a volume-oriented approach to underwriting, tight expense controls, and a proactive approach to market and regulatory changes. It continually evaluates new products and markets in order to capitalize on potential opportunities and to anticipate and respond effectively to business and regulatory changes.

Late in 1994, the Company began a broad review of its corporate strategy. During its review, the Company considered a number of alternatives to increase the value of the Company for shareholders. In June of 1996, the Company announced an agreement to sell its individual and small group health insurance business to Pioneer Life Insurance Company. In July of 1996, the Company announced an agreement to sell its large group life and health business to Trustmark Insurance Company (Mutual). As a result of the sales, the health businesses are accounted for as discontinued operations. Additionally, $5.0 million of annual corporate overhead and data center expenses previously allocated to the health businesses has been retained in continuing operations in the corporate and other segment.

In November of 1996, the Company announced an agreement to merge with PennCorp Financial Group, Inc. The merger is expected to be completed in the first quarter of 1997.

Analysis of Net Income
(000s omitted)                       1995       1994       1993
 Pretax operating income
   (loss) from continuing
   operations (a)
     Insurance operations          $37,794    $34,397    $30,395
     Corporate and other             2,230      2,180     (5,560)
 Total pretax operating income
   from continuing operations       40,024     36,577     24,835
 Income taxes on operating income
  from continuing operations        13,964     13,108      9,329
 Net operating income from
  continuing operations             26,060     23,469     15,506
 Other components of
   income (net of taxes)
     Net realized investment
       gains (b)                       646      1,146      2,840
     Gains from benefit plan
       changes                           _          _        319
     Cumulative effect of
       change in accounting
       principle (c)                     _          _     (1,550)
 Discontinued operations             7,154      6,686      9,551
 Net income                        $33,860    $31,301    $26,666

 (a) Pretax income (loss) from continuing operations before net realized investment gains, gains from benefit plan changes, discontinued operations, and cumulative effect of accounting change.
 (b) 1995, 1994, and 1993 include tax benefits of $2,063, $2,752, and $3,194, respectively.
 (c) Employers' Accounting for Postemployment Benefits.



Consolidated Results of Operations

Components of Pretax Operating Income from Continuing Operations by Segment

                                                                Insurance       Corporate
(000s omitted)                                                  Operations      and Other       Total

                                                                                 1995
 Revenues
   Insurance premiums and policy charges                        $  145,407       $     -      $145,407
   Net investment income                                           159,414         9,370       168,784
   Other revenues                                                    4,233           109         4,342
 Total revenues excluding realized investment losses               309,054         9,479       318,533
 Benefits and expenses
   Insurance benefits paid or provided                             214,042           234       214,276
   Insurance and general expenses                                   34,105         7,015        41,120
   Amortization of deferred acquisition costs                       23,113             -        23,113
 Total benefits and expenses                                       271,260         7,249       278,509
 Pretax operating income from continuing operations             $   37,794       $ 2,230      $ 40,024

                                                                                 1994

 Revenues
   Insurance premiums and policy charges                        $  136,307       $     1      $136,308
   Net investment income                                           159,050         7,590       166,640
   Other revenues                                                    3,748           230         3,978
 Total revenues excluding realized investment losses               299,105         7,821       306,926
 Benefits and expenses
   Insurance benefits paid or provided                             209,490           263       209,753
   Insurance and general expenses                                   34,290         5,378        39,668
   Amortization of deferred acquisition costs                       20,928             -        20,928
 Total benefits and expenses                                       264,708         5,641       270,349
 Pretax operating income from continuing operations             $   34,397       $ 2,180      $ 36,577


                                                                                 1993
 Revenues
   Insurance premiums and policy charges                        $  126,340       $   757      $127,097
   Net investment income                                           163,756         3,606       167,362
   Other revenues                                                    5,063         1,006         6,069
 Total revenues excluding realized investment losses               295,159         5,369       300,528
 Benefits and expenses
   Insurance benefits paid or provided                             206,017         1,091       207,108
   Insurance and general expenses                                   36,795         9,838        46,633
   Amortization of deferred acquisition costs                       21,952             -        21,952
 Total benefits and expenses                                       264,764        10,929       275,693
 Pretax operating income (loss) from continuing operations      $   30,395       $(5,560)     $ 24,835



Year Ended December 31, 1995 Compared to
Year Ended December 31, 1994

Insurance Premiums and Policy Charges. Insurance premiums and policy charges increased $9.1 million, or 6.7%, from $136.3 million in 1994 to $145.4 million in 1995. The improvement was primarily due to a higher amount of educator disability products and universal life insurance in force and higher policy charges. See "Segment Information," below.

Net Investment Income. Net investment income was $168.8 million in 1995, essentially unchanged from 1994. While the amortized cost of the Company's investment portfolio increased $32.6 million during 1995, the portfolio yield (based on amortized cost) declined from 7.7% in 1994 to 7.6% due to lower market interest rates.

Realized Investment Losses. Realized investment losses before taxes for 1995 were $1.4 million compared to $1.6 million in 1994. In 1995, realized losses of $0.5 million on fixed maturity investments, $0.2 million on equity securities, and $2.2 million on real estate and mortgage loans were partially offset by gains on other invested assets of $1.5 million. In 1994, realized losses of $1.7 million on fixed maturity investments and $2.0 million on real estate and mortgage loans were partially offset by gains on equity securities and other invested assets of $2.1 million. The Company's income taxes included tax benefits of $2.1 million and $2.8 million in 1995 and 1994, respectively, related to realized investment losses.

Insurance Benefits Paid or Provided. Insurance benefits paid or provided increased $4.5 million, or 2.2%, from $209.8 million in 1994 to $214.3 million in 1995. The increase was mainly due to higher benefits in the educator disability line and a greater amount of universal life business in force, partially offset by a decline in the closed blocks of life insurance and annuities. See "Segment Information," below.

Insurance and General Expenses. The Company's expense ratio (expenses as a percentage of premiums and net investment income) was 13.1% in 1995, unchanged from 1994. The stable expense ratio was due, in part, to cost containment efforts at the Company.

Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs increased $2.2 million, or 10.4%, from $20.9 million in 1994 to $23.1 million in 1995. The change was primarily due to improved sales in 1994 and 1995.

Income Taxes. Income taxes on continuing operations increased $0.9 million to $14.0 million in 1995 compared to $13.1 million in 1994 primarily as a result of the improvement in operating income.

Income from Discontinued Operations, Net of Tax. Income from discontinued operations, net of tax, was $7.2 million in 1995, compared to $6.7 million in 1994, a 7.0% increase. The increase was primarily due to improved revenue from rate increases and an increase in policies in force and the elimination of group life insurance policy liabilities on certain disabled insureds. The elimination of these liabilities resulted from a program completed in 1995 to more effectively manage life insurance claims related to disability. Partially offsetting this improvement to income was an increase in the benefit ratio (benefits as a percentage of premiums) for both individual and group major medical health insurance. The increase in the benefit ratio for individual health insurance was primarily due to higher claims experience in New Jersey.

Segment Information

The Company has two business segments. Prior to the sale of the Company's health business, the Company had three business segments (see Note A of Notes to Consolidated Financial Statements). The insurance operations segment consists of universal life and other interest-sensitive life insurance and annuity products marketed to individuals and small businesses by UPI and a "closed" block of similar business at WNIC, which no longer sells new business of this type, and specialty insurance products for educators. The second business segment is corporate and other and includes the non-insurance operations of the Company.

Insurance Operations. Revenues for the insurance operations segment for 1995 were $309.1 million, compared to $299.1 million for 1994. The improvement was attributable to higher insurance premiums and policy charges of $9.1 million primarily due to a higher amount of educator disability business in force and an increase in life insurance in force and policy charges at UPI. The increase in insurance premiums and policy charges was offset in part by the expected decline in the closed block of business at WNIC. The decline at WNIC is expected to recur in 1996 since WNIC is not selling new policies in this segment.

Pretax operating income for the insurance operations increased $3.4 million to $37.8 million in 1995 primarily due to a 17.0% increase at UPI, the growth portion of the life insurance and annuity business. The increase was primarily due to revenue increases discussed above. This increase was partially offset by a decline in earnings of $2.5 million in WNIC's closed block due to the continuing decrease in its size and narrower 1995 interest spreads.

Profitability for the interest-sensitive life insurance and annuity portion of the segment is highly dependent on market interest rates. The direction and volatility of the movement of market rates affects the interest rate spread (the difference between the rate earned on investments and the rate credited to policyholders) on the segment's business. Late in 1994 and early in 1995, credited interest rates were increased on a substantial portion of the WNIC block of business in response to the 1994 increase in market interest rates, reducing spreads on this portion of the business in 1995. Market interest rates have subsequently declined and, as a result, the credited rates on this block have declined as well. The lower credited rates are expected to increase interest rate spreads on the business in 1996.

Amortization of deferred acquisition costs increased in 1995 for the segment due to sales in 1994 and 1995. In 1996, amortization of deferred acquisition costs on a portion of the WNIC closed block will be reduced by approximately $2 million.

The rate of amortization of deferred acquisition costs is affected by policy lapses, which in turn are affected by, among other factors, competitive conditions in the market for similar products, and rates of return on alternative policyholder investments. The Company monitors lapsation levels and adjusts the rate of amortization, if necessary, at least once per year.

Corporate and Other. For both 1995 and 1994, the corporate and other segment had pretax operating income of $2.2 million. In 1995, revenues increased primarily due to higher investment income on the Company's surplus funds. This improvement was offset in part by an increase in expenses primarily due to a change in the allocation of certain expenses to the other segment.

Year Ended December 31, 1994 Compared to
Year Ended December 31, 1993

Insurance Premiums and Policy Charges. Insurance premiums and policy charges increased $9.2 million, or 7.2%, from $127.1 million in 1993 to $136.3 million in 1994. The change was primarily due to an increase in life insurance in force and an increase in policy charges. See "Segment Information," below.

Net Investment Income. Net investment income was $166.6 million in 1994, essentially unchanged from 1993. The Company's portfolio yield (based on amortized cost) was 7.7% in 1994 and 8.0% in 1993.

Realized Investment Losses. Realized investment losses before taxes for 1994 were $1.6 million compared to $0.4 million in 1993. In 1994, realized losses of $1.7 million on fixed maturity investments and $2.0 million on real estate and mortgage loans were partially offset by gains on equity securities and other invested assets of $2.1 million. In 1993, realized gains of $8.2 million on fixed maturity investments and equity securities were offset by losses of $8.5 million on real estate investments, mortgage loans, and other invested assets. The Company's income taxes included tax benefits of $2.8 million and $3.2 million in 1994 and 1993, respectively, from previous years' realized investment losses.

Insurance Benefits Paid or Provided. Insurance benefits paid or provided increased $2.6 million, or 1.3%, from $207.1 million in 1993 to $209.8 million in 1994. The increase was mainly due to a greater amount of business in force at UPI and higher benefits in the educator disability line, partially offset by a decline in benefits in the closed blocks of life insurance and annuities.

Insurance and General Expenses. Insurance and general expenses decreased $6.5 million, or 14.0%, from $46.1 million in 1993 to $39.7 million in 1994, due to expenses in 1993 related to the relocation of the Company's headquarters and the favorable 1994 effects of an expense re-engineering carried out at UPI in 1993.

Income Taxes. Income taxes on continuing operations increased $3.6 million to $13.1 million in 1994 compared to $9.5 million in 1993 primarily due to increased operating income.

Change in Accounting Principle. In the first quarter of 1993, the Company recorded a one-time charge of $1.6 million after taxes for the adoption of a new accounting standard, Employers' Accounting for Postemployment Benefits. The adoption did not have a material impact on income before accounting changes.

Income from Discontinued Operations, Net of Tax. Income from discontinued operations, net of tax, was $6.7 million in 1994, compared to $9.6 million in 1993, a 30.0% decrease. The decline was primarily due to an increase in the benefit ratio (insurance benefits divided by insurance premiums) of the group products business.

Net Income. Net income for 1994 was $31.3 million compared to $26.7 million in 1993. The improvement in net income resulted from increased earnings from continuing operations, which was partially offset by the decline in income from discontinued operations, and the charge in the first quarter of 1993 relating to the adoption of a new accounting standard described above.

Segment Information

Insurance Operations. Revenues for the insurance operations segment for 1994 were $299.1 million, compared to $295.2 million for 1993. The improvement was attributable to higher insurance premiums and policy charges of $10.0 million, primarily due to an increase in life insurance in force and policy charges at UPI and increased premiums from the educator disability business, partly offset by a decline in revenues from the WNIC closed blocks where no new policies are being sold.

Pretax operating income for the insurance operations segment increased $4.0 million, or 13.2%, to $34.4 million in 1994 from $30.4 million in 1993, primarily due to improved interest rate spreads, a reduction in operating expenses at UPI, and the improvement in revenues.

Corporate and Other. For 1994, the corporate and other segment had pretax operating income of $2.2 million compared to a loss of $5.6 million in 1993. The improvement was due to increased investment income on the Company's surplus funds in 1994 and expenses in 1993 related to the relocation of the Company's headquarters.

Investment Portfolio

At December 31, 1995, the Company had invested assets with a carrying value of $2.5 billion. Certain information about the Company's investment portfolio as of that date follows (dollars in millions):

                                                Percent
                                               of Total
                                    Carrying   Carrying
                                      Value       Value
 Fixed maturity investments
   United States government
     obligations                   $   80.5       3.2%
   Obligations of states and
     political subdivisions            82.4       3.2
   Public utilities                   155.1       6.1
   Industrial and miscellaneous     1,058.0      41.6
   Mortgage-backed securities         653.0      25.7
   Other                               31.7       1.2
 Total fixed maturity investments   2,060.7      81.0
 Mortgage loans on real estate        317.2      12.5
 Real estate and joint ventures        34.1       1.3
 Policy loans                          56.3       2.2
 Other long-term                       27.8       1.1
 Short-term                            48.6       1.9
 Total invested assets             $2,544.7     100.0%

The Company's investment portfolio is managed by an experienced staff of in-house investment professionals, primarily at WNIC, and outside investment advisors, primarily the insurance investment management group at Scudder, Stevens & Clark, Inc. Investments are made pursuant to strategies and guidelines approved by the Finance Committee of the Company's Board of Directors. The Company selects investments that match the needs of the businesses that the assets support in the areas of yield, liquidity, asset quality, and duration. The Company pursues a conservative investment philosophy by balancing a variety of objectives, including high credit quality, liquidity, high current income, preservation of capital, and protection against market interest rate risk. The Company's investment portfolio consists principally of investment grade, publicly-traded fixed maturity investments, and mortgage loans on real estate. All investments made by WNIC and UPI are governed by Illinois and Indiana insurance laws and regulations, respectively.

Fixed Maturity Investments

The Company's fixed maturity investments are carried at fair value and totaled $2.1 billion, or 81% of the Company's invested assets at December 31, 1995. At December 31, 1995, the Company reclassified its entire portfolio of "held to maturity" securities to "available for sale". Due to the decline in market interest rates during 1995, the carrying value of the Company's fixed maturity investments compared to amortized cost increased and resulted in an unrealized gain on fixed maturity investments of $107.4 million, compared to an unrealized loss of $118.7 million at December 31, 1994. The amortized cost of the Company's fixed maturity portfolio increased $72.0 million to $1.95 billion at December 31, 1995.

The composition of the Company's fixed maturity portfolio at December 31, 1995, based on ratings follows (dollars in millions):

                                          Carrying Value
                                          as a Percent of
                                       ---------------------
                           Carrying         Fixed   Invested
                              Value    Maturities     Assets
 AAA/Aaa                  $  844.6          41.0%      33.2%
 AA/Aa                       128.7           6.2        5.1
 A                           617.2          30.0       24.3
 BBB/Baa                     372.7          18.1       14.6
 BB/Ba and lower              97.5           4.7        3.8
 Total fixed maturities   $2,060.7         100.0%      81.0%

The Company's policy for rating fixed maturity investments is to use the rating determined by Standard & Poor's Company or Moody's Investor Service, Inc. for publicly-traded investments. For privately-traded securities, the ratings of Duff & Phelps Credit Rating Company and Fitch Investors Service, Inc. are also recognized in defining rated securities. If an investment has a split rating (i.e., different ratings from the rating services) the Company categorizes the investment under the lowest rating. For those investments that do not have a rating from these services, the Company categorizes those investments on ratings assigned by the National Association of Insurance Commissioners (NAIC), whose ratings are as follows: NAIC Class 1 is considered equivalent to a AAA/Aaa, AA/Aa, or A rating; NAIC Class 2, BBB/Baa; and NAIC Classes 3-6, BB/Ba and below. At December 31, 1995, 5.2% of fixed maturity investments were rated with comparable NAIC ratings, the majority of which is $40.8 million of investments rated BBB and $41.1 million of investments rated BB and lower.

The carrying value of the Company's high-yield investments (rated BB and lower) at December 31, 1995, was $97.5 million or 3.8% of the Company's invested assets, up from $90.9 million at December 31, 1994, due to declining interest rates and rating downgrades. The Company does not anticipate any significant new investments in high-yield fixed maturity investments.

The Company's fixed maturity portfolio at December 31, 1995, includes $653.0 million of mortgage-backed securities, detailed as follows (dollars in millions):

                                                                 Carrying Value
                                                                 as a Percent of
                                                               --------------------
                                                                Mortgage-
                                                   Carrying        Backed  Invested
                                                      Value    Securities    Assets
 Agency CMOs
   Planned amortization classes                      $202.9         31.1%      8.0%
   Target amortization classes                         10.5          1.6       0.4
   Sequential classes                                   5.4          0.8       0.2
   Support classes                                      6.0          0.9       0.2
   Accrual classes                                      7.2          1.1       0.3
 Total agency CMOs                                    232.0         35.5       9.1
 Non-agency planned amortization class CMOs            26.5          4.1       1.1
 Total CMOs                                           258.5         39.6      10.2
 Non-agency mortgage-backed pass-through securities     3.2          0.5       0.1
 Agency mortgage-backed pass-through securities       391.3         59.9      15.4
 Total mortgage-backed securities                    $653.0        100.0%     25.7%


Mortgage-backed securities generally are collateralized by mortgages backed by the Government National Mortgage Association (GNMA), the Federal National Mortgage Association, and the Federal Home Loan Mortgage Corporation, all of which are agencies of the U.S. Government. Only GNMA mortgages are backed by the full faith and credit of the U.S. Government. Agency mortgage-backed securities carry an implicit AAA credit rating.

The Company uses collateralized mortgage obligations (CMOs) to earn a higher yield than alternative corporate or government investments of similar quality. At December 31, 1995, 10.2% of the Company's invested assets were in CMOs and 15.5% of the Company's invested assets were in mortgage-backed pass-through securities. Both of these investment types are subject to mortgage prepayment risk. Prepayment risk arises when, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as individuals refinance higher-rate mortgages to take advantage of lower rates. As a result, holders of mortgage-backed securities may receive large prepayments on their investments that cannot be reinvested at interest rates comparable to the rates on the prepaid mortgages. Conversely, in periods of rising interest rates, mortgage prepayments may slow down, which would result in holders of mortgage-backed securities having less funds to reinvest at higher rates.

To mitigate prepayment risk, the Company primarily invests in CMO classes that have, at time of investment, the most stable prepayment structure. Such CMO classes are termed "planned amortization class" (PAC) which comprised 88.7% of the Company's CMO portfolio at December 31, 1995. The next most stable class of CMOs is "target amortization class" (TAC) which comprised 4.1% of the Company's CMO portfolio at December 31, 1995. PACs and TACs are designed to protect against prepayment risk and may therefore have more predictable cash flows than pass-through mortgage-backed securities.

As market interest rates have declined over the past several years, prepayments on certain PAC and TAC investments have increased resulting in a loss of some prepayment protection. Approximately two-thirds of the Company's PAC and TAC investments at December 31, 1995, have lost some of this protection. However, the Company believes the yield earned on these issues continues to adequately compensate for the reduced prepayment protection.

At December 31, 1995, all of the Company's non-agency CMOs were rated AAA. The credit risk associated with non-agency mortgage-backed securities is generally greater than that of agency mortgage-backed securities.

Mortgage Loans

The Company had investments in mortgage loans of $317.2 million (net of allowances of $7.3 million) at December 31, 1995 compared to $357.6 million at December 31, 1994. Investments in mortgage loans declined primarily due to prepayments and amortization of the mortgage loan portfolio during 1995. Of the outstanding loans at December 31, 1995, loans with a carrying value of $3.1 million, or less than 1%, were delinquent 60 days or more as to interest or principal, far better than the recent industry average.

The Company actively manages its non-current investments through restructuring of mortgages and sales and leasing of foreclosed real estate in order to achieve the highest current return as well as to preserve capital. Restructured loans, where modifications of the terms of the mortgage loan have occurred and which are considered current investments, had a carrying value of $15.1 million at December 31, 1995, a decrease of $1.5 million from December 31, 1994.

The Company's mortgage loan portfolio at December 31, 1995, shown by geographic distribution, year of maturity, and property type follows (dollars in millions):


Geographic Distribution of Mortgage Loans - Top Eight States
At December 31, 1995

                          Amount
California               $56,337
Illinois                  39,223
Indiana                   35,185
Florida                   31,210
Texas                     26,091
North Carolina            17,555
Virgina                   14,860
Georgia                   12,989

Mortgage Loans by Year of Maturity

                     Scheduled
                     Principal      Balloon
                      Payments     Payments       Total
 1996                   $  8.9       $ 32.0      $ 40.9
 1997                      9.4         27.0        36.4
 1998                      9.6         11.8        21.4
 1999                     10.2         10.0        20.2
 2000                     10.9         11.5        22.4
 2001 and thereafter      74.3        101.6       175.9
 Total                  $123.3       $193.9      $317.2


Property Type Distribution of Mortgage Loans
At December 31, 1995

Retail               60.5%
Office               10.8
Industrial            9.6
Medical               5.9
Other                13.2
Total               100.0%


In 1994, the Company decided that in order to provide better matching between the characteristics of its assets and liabilities it would no longer make new investments in mortgage loans except for purchase money loans and expansion of the Company's properties. The Company will retain its existing mortgage loans.

Real Estate

The Company's real estate investments (including real estate joint ventures) totaled $34.1 million at December 31, 1995, compared to $27.0 million at December 31, 1994. The increase was primarily due to foreclosures, partially offset by sales. At December 31, 1995, $10.5 million of the real estate investments were acquired through mortgage loan foreclosure, compared to $4.7 million at December 31, 1994. The Company does not anticipate any new acquisitions of real estate other than through foreclosure of mortgage loans.

Liquidity and Capital Resources

Cash Flows. During 1995, the Company's operating activities generated cash of $89.4 million compared to $84.3 million in 1994. The increase in cash provided by operations in 1995 resulted from increased sales of the Company's insurance products and an increase in fee income for administering a closed block of individual health insurance policies included in discontinued operations, offset in part by increased benefits.

Cash used for financing activities increased from $39.1 million in 1994 to $53.7 million in 1995, primarily due to annuity policyholder withdrawals outpacing deposits. In 1995, UPI's deposits exceeded withdrawals by $58.8 million. For the WNIC closed block, withdrawals exceeded deposits by $102.3 million.

Liquidity. The fair value of the Company's investment portfolio, primarily fixed maturity investments, is affected by changing interest rates. When interest rates rise, the fair value of the Company's fixed maturity investments declines, while in periods of declining interest rates, the fair value of the Company's fixed maturity investments increases. The Company estimates that a one percentage point change in market interest rates would have an inverse effect on the fair value of its fixed maturity investments of approximately 5%.

In addition, rising interest rates could result in increased surrenders of life insurance policies and annuities (as current policy and contract holders seek higher returns elsewhere) causing the Company to sell fixed maturity investments below cost. In order to minimize the need to sell fixed maturity investments below cost, the Company seeks to maintain sufficient levels of cash and short-term investments. The Company held cash and short-term investments of $56.9 million at December 31, 1995. Management believes the balance of cash and short-term investments plus cash inflow from premium revenues, investment income, and investment maturities is more than sufficient to meet the requirements of the Company and its subsidiaries.

Dividends. The Company's primary sources of funds to pay dividends to shareholders are investments held at the parent and dividends from WNIC. These dividends are subject to restrictions set forth by the Illinois Insurance Department. Illinois regulations limit the amount that can be withdrawn from WNIC to the greater of the previous year's statutory earnings or 10% of statutory capital and surplus.

Health Care Reform

No federal health care reform legislation was passed in 1995. However, a pending insurance reform bill, generally referred to as the Kassebaum-Kennedy bill, is designed, among other objectives, to improve insurance availability. If this bill were to become law, insurers would be limited in their ability to refuse coverage for pre-existing medical conditions. Also, the bill would bar insurers from dropping coverage when an insured or family member becomes ill. Lastly, for certain individuals who have quit their job or who have been laid off, insurers would be required to offer individual insurance coverage. This bill is expected to be considered by the Senate in the first half of 1996.

In addition to reform proposals on a national basis, legislative efforts to reform health care at the state level may intensify. The potential reform plans at the federal and state levels may: (i) partially or fully replace products sold by insurers; (ii) limit the ability of insurers to charge higher rates to or decline to cover insureds who present greater risks; (iii) limit the ability of insurers to exclude coverage for pre-existing conditions; (iv) mandate the types of insurance benefits to be provided in certain instances; (v) impose insurance rate regulation or additional taxes on insurance premiums or benefits; (vi) increase competition by expanding employee choice of insurance plans and by requiring the employee to bear the full cost increment for higher priced plans; or (vii) establish programs run by the government that would compete with or replace business written by the Company.

The Company will continue to monitor all aspects of the developments surrounding this issue and is preparing strategic responses to its possible outcomes. The Company's health businesses have begun to diversify into product areas, such as supplemental insurance products and disability products, that the Company believes are consistent with its targeted market focus and may be less affected or unaffected by health care reform. It is not possible at this time to predict the nature of health care reform or how soon its measures will be adopted and implemented or the impact on the Company's operating results or financial position.

Because a significant majority of the Company's business that would be affected by health care reform is included in discontinued operations, it is not anticipated that health care reform will have a material impact on the Company's revenues and net income from continuing operations.

A.M. Best Ratings

The ability of an insurance company to compete successfully depends, in part, on its financial strength, operating performance, and claims-paying ability as rated by A.M. Best and other rating agencies. The Company's insurance subsidiaries are each currently rated "A- (Excellent)" by A.M. Best, based on their 1994 statutory financial results and operating performance.

A.M. Best's 15 categories of rating for insurance companies currently range from "A++ (Superior)" to "F (In Liquidation)." According to A.M. Best, an "A" or "A-" rating is assigned to companies which, in A.M. Best's opinion, have achieved excellent overall performance when compared to the standards of the life insurance industry and generally have demonstrated a strong ability to meet their obligations to policyholders over a long period of time. Many of the Company's competitors have A.M. Best ratings of "A-" or lower, and the Company believes the insurance subsidiaries' A. M. Best ratings are adequate to enable them to compete successfully. A. M. Best ratings are based upon factors of concern to policyholders, agents, and intermediaries and are directed toward the protection of policyholders, not investors.

A.M. Best uses a variety of qualitative and quantitative measures in determining a company's rating and surplus adequacy. The Company expects that both WNIC and UPI will continue to meet A.M. Best's standards for an "A-" rating based on 1995 results.

Inflation and Changing Prices

Inflation and changing prices are anticipated by the Company in the pricing of its insurance products. The pricing assumptions of WNIC's discontinued health insurance operations take into account the increased cost of medical care, including both the medical care inflation rate and the increase in policyholder utilization of medical services. Pricing assumptions in 1995 regarding these items increased from 1994. For the first quarter of 1996, these assumptions are not expected to change materially from 1995.

The effect of inflation on operating expense has not been significant.

 Financial Statements and Supplementary Data
 Five Year Summary(a)
 (000s omitted, except per share amounts)

                                               1995         1994         1993         1992         1991

 Total revenues                          $  317,116   $  305,320   $  300,174   $  291,264   $  307,700
 Operating income (b)
   Pretax operating income from
    continuing operations                    40,024       36,577       24,835       15,757       18,400
   Net operating income from
    continuing operations                    26,060       23,469       15,506       10,955       16,700
 Income (loss) from continuing operations
   before cumulative effect
   of changes in accounting principles       26,706       24,615       18,665        8,999       (4,164)
 Net income (loss)                           33,860       31,301       26,666       (5,967)      (2,964)
 Average common shares
   and equivalents outstanding (c)           12,250       12,225       10,755        9,989        9,980
 Per share
   Net operating income from
    continuing operations                $     2.10   $     1.89   $     1.41   $     1.06   $     1.64
   Income (loss) from continuing
     operations before cumulative
     effect of changes in
     accounting principles                     2.15         1.98         1.70          .86         (.45)
   Net income (loss)                           2.73         2.53         2.45         (.63)        (.33)
   Common dividends declared                   1.08         1.08         1.08         1.08         1.08
   Book value                                 34.54        24.51        27.92        27.93        29.32
   Book value excluding net unrealized
     investment gains and losses              30.61        29.44        27.92        27.92        29.64
 Total assets                             3,012,898    2,810,568    2,854,419    2,712,783    2,554,999
 Mortgage and long-term notes payable         1,309        1,907        2,434       13,870       14,042
 Shareholders' equity                       437,919      306,323      348,945      288,040      300,062
 Shareholders' equity excluding net
   unrealized investment gains
   and losses                               388,121      367,679      348,988      287,929      303,310
 Life insurance in force (in millions)       21,619       21,035       22,215       25,454       24,227


 (a) Amounts related to the income statement have been reclassified to reflect the 1996 sale of the health business as discontinued operations (see Note A).
 (b) Income from continuing operations before realized investment losses, divestitures, gains from curtailments of benefit plans and the cumulative effect of accounting changes.
 (c) The increase in 1994 of average common shares and equivalents outstanding is a result of the Company's public offering of 2.1 million newly issued shares in the third quarter of 1993.

 Consolidated Balance Sheet
 (000s omitted)

                December 31,                                                 1995            1994
 Assets         Investments
                  Fixed maturities-
                    Available for sale at fair value
                      (cost:  $1,953,314; $1,768,181)                  $2,060,710      $1,649,453
                    Held to maturity at cost (fair value: $112,368)             -         113,116
                  Mortgage loans on real estate                           317,249         357,641
                  Real estate and joint ventures                           34,080          26,997
                  Policy loans                                             56,279          54,368
                  Other long-term                                          27,744          30,672
                  Short-term                                               48,594          52,387
                Total Investments                                       2,544,656       2,284,634
                Cash                                                        8,331           7,272
                Deferred acquisition costs                                235,499         293,850
                Reinsurance recoverables and prepaid premiums              49,502          54,842
                Accrued investment income                                  32,652          33,084
                Insurance premiums in course of collection                 14,718          14,857
                Property and equipment                                     18,259          22,988
                Goodwill                                                   18,385          19,092
                Separate Account                                           51,005          42,178
                Other                                                      39,891          37,771
                Total Assets                                           $3,012,898      $2,810,568
 Liabilities    Policy liabilities                                     $2,363,329      $2,354,818
                General expenses and other liabilities                    125,194         121,685
                Mortgage payable                                            1,309           1,907
                Short-term notes payable                                    3,100               -
                Income taxes (current:  $944; $316)                        31,042         (16,343)
                Separate Account                                           51,005          42,178
                Total Liabilities                                       2,574,979       2,504,245
 Shareholders'  Convertible preferred stock                                   718             723
 Equity         Common stock                                              125,953         124,842
                Retained earnings                                         323,087         302,759
                Net unrealized investment gains (losses)                   49,798         (61,356)
                Unfunded pension loss                                      (3,640)         (2,648)
                Cost of common treasury stock                             (57,997)        (57,997)
                Total Shareholders' Equity                                437,919         306,323
                Total Liabilities and Shareholders' Equity             $3,012,898      $2,810,568


 See notes to consolidated financial statements.

 Consolidated Statement of Income
 (000s omitted, except per share amounts)

                Year Ended December 31,                         1995       1994       1993
 Revenues       Insurance premiums and policy charges       $145,407   $136,308   $127,097
                Net investment income                        168,784    166,640    167,362
                Realized investment losses                    (1,417)    (1,606)      (354)
                Other                                          4,342      3,978      6,069
                Total Revenues                               317,116    305,320    300,174
 Benefits and   Insurance benefits paid or provided          214,276    209,753    207,108
 Expenses       Insurance and general expenses                41,120     39,668     46,142
                Amortization of deferred acquisition costs    23,113     20,928     21,952
                Total Benefits and Expenses                  278,509    270,349    275,202
 Earnings       Income from continuing operations before
                  income taxes and cumulative effect of
                  change in accounting principle              38,607     34,971     24,972
                Income Taxes                                  11,901     10,356      6,307
                Income from continuing operations before
                  cumulative effect of change in accounting
                  principle                                   26,706     24,615     18,665
                Income from discontinued operations,net
                  of tax                                       7,154      6,686      9,551
                Income before cumulative effect of change
                  in accounting principle                     33,860     31,301     28,216
                Cumulative effect of change in accounting
                  principle,net of tax                             -          -     (1,550)
                Net Income                                  $ 33,860   $ 31,301   $ 26,666
 Share Data     Primary Earnings Per Share
                Income from continuing operations before
                  cumulative effect                         $   2.15   $   1.98   $   1.70
                Income from discontinued operations,net
                  of tax                                         .58        .55        .89
                Cumulative effect of change in accounting
                  principle,net of tax                             -          -       (.14)
                Net Income Per Share                        $   2.73   $   2.53   $   2.45
                Average Shares and Equivalents Outstanding    12,250     12,225     10,755

                Fully Diluted Earnings Per Share
                Income from continuing operations before
                  cumulative effect                         $   2.11   $   1.97   $   1.69
                Income from discontinued operations,net
                  of tax                                         .57        .53        .87
                Cumulative effect of change in accounting
                  principle,net of tax                             -          -       (.14)
                Net Income Per Share                        $   2.68   $   2.50   $   2.42
                Average Shares and Equivalents Outstanding    12,639     12,496     11,026

 See notes to consolidated financial statements.

 Consolidated Statement of Cash Flows
 (000s omitted)

                Year Ended December 31,                         1995         1994         1993
 Operating      Net income                                 $  33,860    $  31,301    $  26,666
 Activities     Adjustments to reconcile to net cash
                  provided by operating activities
                    Increase in policy liabilities            52,048       48,998       80,440
                    Deferred acquisition costs               (11,561)      (3,894)     (15,282)
                    Change in reinsurance receivable           4,058      (11,387)       4,587
                    Other, net                                11,039       19,240        8,270
                Net Cash Provided by Operating Activities     89,444       84,258      104,681
 Investing      Proceeds from sales
 Activities       Fixed maturities - available for sale      308,663      113,375            -
                  Fixed maturities - held to maturity          1,950            -      261,313
                  Mortgage loans, real estate, and other       4,744       18,449       55,354
                Proceeds from maturities and redemptions
                  Fixed maturities - available for sale       96,188      155,684            -
                  Fixed maturities - held to maturity         19,417       17,313      266,217
                  Mortgage loans, real estate, and other      46,828       58,666       73,763
                Cost of purchases
                  Fixed maturities - available for sale     (507,084)    (399,418)           -
                  Fixed maturities - held to maturity              -       (5,000)    (726,358)
                  Mortgage loans, real estate, and other      (6,495)     (26,258)     (40,661)
                Increase in policy loans                      (1,911)      (2,083)        (784)
                Purchases of property and equipment             (768)      (2,008)      (7,824)
                Net change in short-term investments           3,793       22,915      (11,866)
                Net Cash Used by Investing Activities        (34,675)     (48,365)    (130,846)
 Financing      Policyholder account deposits                150,469      143,627      142,871
 Activities     Policyholder account withdrawals            (194,006)    (169,278)    (124,795)
                Dividends to shareholders                    (13,532)     (13,480)     (12,236)
                Change in short-term notes payable             3,100            -      (17,350)
                Proceeds from sale of common stock               857          596       48,181
                Repayment of long-term borrowings               (598)        (527)      (9,536)
                Net Cash Provided (Used) by Financing
                  Activities                                 (53,710)     (39,062)      27,135
 Change in      Increase (Decrease) in Cash                    1,059       (3,169)         970
 Cash           Cash at Beginning of Year                      7,272       10,441        9,471
                Cash at End of Year                        $   8,331    $   7,272    $  10,441


 See notes to consolidated financial statements.

 Consolidated Statement of Shareholders' Equity
 (000s omitted)

                   Year Ended December 31,                         1995         1994       1993
 Convertible       Balance at beginning of year                 $    723    $    723     $    723
 Preferred Stock     Conversion to common stock                       (5)          -            -
                   Balance at end of year                            718         723          723
 Common Stock      Balance at beginning of year                  124,842     124,145       75,960
 and Additional      Sale on open market                               -           -       47,263
 Paid-In Capital     Other issuances                               1,111         697          922
                   Balance at end of year                        125,953     124,842      124,145
 Retained Earnings Balance at beginning of year                  302,759     284,938      270,508
                     Net income                                   33,860      31,301       26,666
                     Common stock dividends                      (13,171)    (13,118)     (11,874)
                     Preferred stock dividends                      (361)       (362)        (362)
                   Balance at end of year                        323,087     302,759      284,938
 Net Unrealized    Balance at beginning of year                  (61,356)        (43)         111
 Investment Gains    Effect of change in accounting principle          -      41,644            -
 (Losses)            Change during year                          111,154    (102,957)        (154)
                   Balance at end of year                         49,798     (61,356)         (43)
 Unfunded Pension  Balance at beginning of year                   (2,648)     (2,821)      (1,269)
 Loss                Change during year                             (992)        173       (1,552)
                   Balance at end of year                         (3,640)     (2,648)      (2,821)
 Cost of Common
 Treasury Stock    Balance at beginning and end of year          (57,997)    (57,997)     (57,997)

                   Total Shareholders' Equity at End of Year    $437,919    $306,323     $348,945

Capital Stock Activity
(000s omitted)

                   Year Ended December 31,                           1995        1994        1993
 Convertible       Shares at beginning of year                        145         145         145
 Preferred Stock     Conversion to common stock                        (1)          -           -
                   Shares at end of year                               144        145         145
 Common Stock      Shares at beginning of year                      15,546     15,501      13,295
                     Sale on open market                                 -          -       2,133
                     Other issuances                                    60         45          73
                   Shares at end of year                            15,606     15,546      15,501
 Common Treasury
 Stock             Shares at beginning and end of year              (3,383)    (3,383)     (3,383)

                   Common Shares Outstanding at End of Year         12,223     12,163      12,118


See notes to consolidated financial statements.

Notes To Consolidated Financial Statements

Note A
Nature of Operations

Washington National Corporation and its subsidiaries (WNC or the Company) are engaged primarily in marketing and underwriting life insurance and annuity for individuals and specialty insurance for educators. Based on assets and income of the insurance products, the life insurance and annuity products account for approximately ninety percent of WNC's business. The specialty insurance products for educators account for the remainder.

The markets for WNC's life insurance and annuities products include individuals and small businesses seeking universal life insurance and other interest-sensitive life insurance and annuity products. The markets for the Company's specialty insurance products for educators consists primarily of school district employees.

The markets for the Company's discontinued operations include: individuals without employer-sponsored insurance in need of major medical coverage; and employers with 2 to 1,000 employees seeking employer-sponsored health insurance and associated life insurance and stop-loss insurance.

Discontinued Operations

In May, 1996, the Company's Board of Directors approved a plan to dispose of the Company's Health insurance business. The sale of the individual and small group health insurance business closed on August 2, 1996 and provided that Pioneer Life Insurance Company would purchase the Company's individual and small group health insurance business, through a reinsurance transaction, for a purchase price of $19,000,000. The sale of the remaining health insurance business - the large group business - to Trustmark Insurance Company
(Mutual) closed on October 30, 1996, through a reinsurance transaction, that provides that the Company will receive future consideration based on persistency.

Previously reported income statement information related to the Company's health insurance business has been reclassified to income from discontinued operations.

Revenues and income from operations on the discontinued business consist of the following:

(000s omitted)                  1995            1994            1993

Revenues                        $379,066        $351,609        $328,353
Income from operations, (net of
  taxes: $3,567, $2,989 and
  $4,191)                          7,154           6,686           9,551

Note B
Significant Accounting Policies and Practices

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts and operations of the Company. Significant intercompany transactions have been eliminated. Revenue and expense amounts related to the Company's health business sold in 1996 have been reclassified to discontinued operations (see "Discontinued Operations," above). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from these estimates. Certain amounts applicable to prior years' financial statements have been reclassified to conform to the 1995 presentation.

Investments

Fixed Maturities. Fixed maturities include bonds, redeemable preferred stocks, and mortgage-backed securities with contractual maturities greater than one year. Fixed maturities classified as "available for sale" are carried at fair value and fixed maturities classified as "held to maturity" are carried at amortized cost. The carrying value of the Company's fixed maturity portfolio is inversely impacted by increases and decreases in market interest rates which may change significantly in short time periods.

The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts. This adjustment is included in investment income. The difference between amortized cost for "available for sale" securities and their fair value, net of applicable deferred income taxes and certain deferred acquisition costs, is reflected as a component of shareholders' equity as an unrealized investment gain or loss. If a security's fair value has a decline that is considered to be other-than-temporary, the carrying value is reduced to its net realizable value. Such reductions in value are included in realized investment gains and losses.

As a result of newly issued guidance from the Financial Accounting Standards Board (FASB), the Company transferred its $84,146,000 of "held to maturity" fixed maturities to "available for sale" at December 31, 1995, resulting in a $5,337,000 increase to unrealized investment gains. The Company no longer holds any fixed maturities as "held to maturity."

Mortgage Loans on Real Estate. Mortgage loans on real estate are carried at unpaid principal balances, net of allowance for losses. The allowance is based on estimated uncollectible amounts considering past credit loss experience and current economic conditions and is subject to fluctuation based on actual experience. Loans considered permanently impaired are written down to their net realizable value and the write-down is recognized as a realized investment loss.

Real Estate and Joint Ventures. Real estate investments are principally carried at cost less allowances for depreciation and possible losses. Foreclosed real estate is considered "available for sale" and is recorded at the lower of current carrying value or estimated fair value less expected costs of disposal. Joint ventures are accounted for principally using the equity method.

Policy Loans. Loans to policyholders are carried at the unpaid principal balance.

Other Long-term Investments. Other long-term investments consist of investments in Washington National Insurance Company's (WNIC) Separate Account, equity securities reported at fair value, and venture capital investments that are accounted for under the equity method.

Short-term Investments. Short-term investments include commercial paper, variable demand notes, and money market funds and are carried at amortized cost.

Net Investment Income. Net investment income consists primarily of interest and dividends less expenses. Interest on fixed maturities and performing mortgage loans, adjusted for any amortization of discount or premium, is recorded as income when earned and includes adjustments resulting from prepayments or expected changes in prepayments on mortgage-backed securities. Dividends are recorded as income on ex-dividend dates. Income on impaired loans and real estate is recorded principally on a cash basis. Income on investments accounted for under the equity method is recognized as it becomes earned. Investment expenses are accrued as incurred.

Realized Investment Gains and Losses. Realized investment gains and losses are recognized using the specific identification method and include write-downs on investments having an other-than-temporary decline in value.

Depreciation

Depreciation for real estate investments and property and equipment is based on the estimated useful life of the asset primarily using the straight-line method. Information on depreciation related to continuing operations follows:

Accumulated Depreciation
(000s omitted)                   1995        1994
 Property and equipment       $ 3,571    $  2,434
 Real estate investments       12,635      25,086

Depreciation Expense
 (000s omitted)                  1995        1994        1993
 Property and equipment       $ 1,137     $ 1,333     $ 2,768
 Real estate investments        1,320       1,453       1,480

Insurance Premiums and Policy Charges

Insurance premiums and policy charges are net of reinsurance ceded. Health insurance premiums are earned on a pro rata basis over the policy period. Premiums for traditional life insurance products are recognized as revenues when due. Revenues for certain interest-sensitive products consist of charges earned and assessed against policy account balances during the period for the cost of insurance, policy initiation fees, policy administration expenses, and surrender charges.

Deferred Acquisition Costs (DAC)

Certain costs associated with acquiring new business are deferred and amortized to income over time. Amortization of costs for traditional life insurance and health products is over the premium paying period and is based on assumptions consistent with those used in determining policy benefit reserves. Actual results may differ significantly from these assumptions. For certain interest-sensitive products, costs are amortized over the estimated life of those products in proportion to the present value of estimated gross profits from surrender charges and investment, mortality, and expense margins. Changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs.

To the extent that unrealized investment gains or losses on fixed maturities would result in an adjustment of DAC had those investment gains or losses been realized, the related unamortized DAC is adjusted and included in shareholders' equity.

The unamortized cost of purchased insurance in force is included in DAC and amortized in proportion to the present value of estimated gross profits over an estimated twenty-one year remaining life with interest rates ranging from 7.5% to 8.5%.

The changes in the unamortized cost of purchased insurance in force for the years ended December 31 follow:

(000s omitted)                   1995      1994      1993
 Balance at beginning of year   $45,282   $41,902   $47,039
   Interest on unamortized
     balance                      2,915     3,136     3,436
   Amortization                  (5,635)   (6,026)   (8,573)
   Effect of unrealized
     investment (gains) losses  (13,432)    6,270         -
   Balance at end of year       $29,130   $45,282   $41,902

The estimated percentage of the December 31, 1995 balance before the effect of unrealized investment gains and losses to be amortized over the next five years follows:

 1996          14.6%
 1997          14.1%
 1998          13.0%
 1999          12.8%
 2000          12.6%

Policy Liabilities

Liabilities for future policy benefits for traditional life insurance products are provided on the net level premium method. The Company bases reserve calculations on the present value of future net premiums, benefits, and expenses, using estimates of future investment yield, mortality, and withdrawal rates, adjusted to provide for possible adverse deviation. Interest rate assumptions are graded and ranged from 4.5% to 7.5% at December 31, 1995. Withdrawal assumptions are based principally on Company experience and vary by issue age, type of coverage, and duration.

Liabilities for future policy benefits of certain interest-sensitive products are based on policy account balances prior to applicable surrender charges, deferred policy initiation fees that are recognized as income over the term of the policies, and a provision for the return of insurance charges. Policy benefits and claims that are charged to expense include benefit claims in excess of related policy accounts incurred in the period, interest credited to policy balances, and a provision for the return of the cost of insurance charges. Credited interest rates for these products ranged from 3.0% to 7.3% at December 31, 1995.

Liabilities for policy and contract claims are determined using statistical analyses and case-basis evaluations and represent estimates of the expected cost of incurred claims. Revisions to these estimates are recognized in the Consolidated Statement of Income in the period when the revisions are made.

Goodwill

The amount paid to acquire a company over the fair value of its net assets is reported as goodwill and is amortized on a straight-line basis, generally over a thirty-five year period. The value of goodwill is considered appropriate based on the prospect of continued growth and the long-term nature of the insurance policies sold. Accumulated amortization of goodwill was $6,744,000 and $6,038,000 at December 31, 1995 and 1994, respectively.

Separate Account

Separate Account assets and liabilities are principally carried at fair value and represent funds that are separately administered for annuity contracts for which the contract holders bear the investment risk. The assets are legally segregated from the Company's assets and are not subject to any claims that arise from any other business of WNC. Investment income and realized investment gains and losses accrue directly to the contract holders and are excluded from the accompanying Consolidated Statement of Income.

Income Taxes

The Company files a consolidated life/nonlife federal income tax return. The Company establishes deferred tax provisions for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rate expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided for the portion of the asset not expected to be realized.

Reinsurance

In the normal course of business, the insurance companies of WNC minimize their exposure to loss by reinsuring a portion of their life insurance, annuity, and health insurance risks with other insurance companies. The Company's policy on claim exposure for life insurance and annuity products is to retain a maximum of $300,000 of life insurance exposure on any one individual ($400,000 with accidental death coverage).

The Company retains a maximum of 50% of all long-term group disability and long-term care claims.

For continuing operations, the Company cedes reinsurance to entities with A.M. Best ratings of "A" or better or to entities required to maintain assets in an independent trust fund whose fair value is sufficient to discharge the obligations of the reinsurer. Reinsurance contracts do not discharge the Company from its obligations to the policyholders.

Benefit amounts paid directly by the Company for insurance claims covered under ceded reinsurance agreements are recorded as reinsurance recoverables to the extent not already reimbursed. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

For the Company's discontinued operations, paid-claim exposure for group insurance products is limited to $750,000 per claim for major medical coverage and $250,000 per claim for individual stop-loss in any one calendar year. WNC's reinsurance for individual health insurance claims is designed to protect the Company from an excessive amount of claims over $250,000 on an individual claim basis.

Note C
New Accounting Standards

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) 114 and SFAS 118, issued by FASB, relating to the impairment of mortgage loans. The statement requires that loans be identified as impaired when it is probable that a creditor will be unable to collect all amounts contractually due. The impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of this statement did not have an effect on the Company at January 1, 1995, as the Company had no loans that met the criteria for impairment.

In December 1995, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes guidance for recognizing and measuring impairment losses for long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The statement applies to those assets to be held and used and those to be disposed. This statement did not have a material effect on the Company.

In November 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," which the Company will adopt in 1996. This statement establishes accounting and reporting standards for stock-based employee compensation plans. The statement defines a fair value method of accounting that would result in an income statement charge or permits entities to continue using the current accounting treatment. The Company has elected to continue using the current accounting treatment and will disclose the required pro forma results of the new provisions in the 1996 financial statements.

Effective January 1, 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The effect of the adoption resulted in an increase to shareholders' equity of $41,644,000.

Effective January 1, 1993, the Company adopted SFAS 112, "Employers' Accounting for Postemployment Benefits" resulting in a one-time cumulative effect adjustment to net income of $1,550,000, net of taxes of $834,000.

Note D
Policy Liabilities

Detail of WNC's policy liabilities at December 31 follows:

 (000s omitted)                      1995          1994
 Future policy benefits
   Annuities                   $1,228,947    $1,278,252
   Life                           837,990       790,894
 Policy and contract claims       219,755       213,572
 Unearned premiums                 37,382        33,220
 Other                             39,255        38,880
 Total policy liabilities      $2,363,329    $2,354,818

Activity in the liability for short duration unpaid claims and short duration claim adjustment expense reported in continuing operations (included in policy and contract claims and component of general expenses and other liabilities) follows:

 (000s omitted)                        1995       1994       1993
 Balance at January 1              $ 58,333   $ 55,137   $ 52,621
 Incurred relating to:
   Current year                      53,247     54,395     48,535
   Prior years                          988     (3,400)    (2,625)
 Total incurred                      54,235     50,995     45,910
 Paid relating to:
   Current year                      23,436     22,727     19,747
   Prior years                       29,715     25,072     23,647
 Total paid                          53,151     47,799     43,394
 Balance at December 31            $ 59,417   $ 58,333   $ 55,137

Note E
Investments

Fixed Maturities

A comparison of amortized cost to fair value of fixed maturity investments by category at December 31 follows:

                                                                       Gross Unrealized
                                                      Amortized     ---------------------          Fair
 (000s omitted)                                            Cost        Gains       Losses         Value
                                                                                1995
                                                    ----------------------------------------------------
 United States government obligations               $    75,750     $  4,860      $    66    $   80,544
 Obligations of states and political subdivisions        78,824        3,685           89        82,420
 Public utilities                                       147,206        8,216          296       155,126
 Industrial and miscellaneous                           989,348       71,124        2,510     1,057,962
 Mortgage-backed securities                             634,236       19,404          627       653,013
 Other                                                   27,950        3,695            -        31,645
 Total fixed maturities                              $1,953,314     $110,984      $ 3,588    $2,060,710

                                                                                1994
                                                    ----------------------------------------------------
 Available for sale
   United States government obligations             $    74,293     $    265      $ 4,577    $   69,981
   Obligations of states and political subdivisions      75,555        1,215        5,286        71,484
   Public utilities                                     131,184           20       13,650       117,554
   Industrial and miscellaneous                         798,018        5,091       53,406       749,703
   Mortgage-backed securities                           655,286        3,232       49,315       609,203
   Other                                                 33,845           63        2,380        31,528
 Total available for sale                             1,768,181        9,886      128,614     1,649,453
 Held to maturity
   United States government obligations                     251            -            -           251
   Obligations of states and political subdivisions      22,109          860           45        22,924
   Industrial and miscellaneous                          86,027          845        2,591        84,281
   Mortgage-backed securities                             4,529          181            -         4,710
   Other                                                    200            2            -           202
 Total held to maturity                                 113,116        1,888        2,636       112,368
 Total fixed maturities                              $1,881,297     $ 11,774     $131,250    $1,761,821


During 1995, the Company sold one "held to maturity" investment with an amortized cost of $2,000,000. The sale, which resulted in a realized investment loss of $50,000, was made as a result of significant deterioration of the bond issuer's creditworthiness.

The amortized cost and fair value of fixed maturities at December 31, 1995, by contractual maturity, follow. Expected maturities differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

                                Amortized          Fair
(000s omitted)                       Cost         Value
  Due in 1996                  $    8,144    $    8,186
  Due in 1997 - 2000              201,403       210,561
  Due in 2001 - 2005              460,056       486,563
  Due after 2005                  649,475       702,387
  Mortgage-backed securities      634,236       653,013
 Total fixed maturities        $1,953,314    $2,060,710

Mortgage Loans on Real Estate

Information on mortgage loans on real estate at December 31, 1995 is as follows:

(000s omitted)
 Impaired loans
  With allowance (net of $135 allowance)        $  2,762
  Without allowance                                7,640
 Total impaired loans                             10,402
 Non-impaired loans (net of $7,171 allowance)    306,847
 Total mortgage loans                           $317,249

In 1995, the Company's average investment in impaired mortgage loans was $5,812,000. Income recognized and received on these loans was $732,000 and $714,000, respectively.

A rollforward of the allowance for mortgage loan losses follows:

 (000s omitted)             1995        1994       1993
 Balance at January 1    $ 8,032     $12,031    $11,618
 Additions                   400       1,501      3,475
 Deductions               (1,126)     (5,500)    (3,062)
 Balance at December 31  $ 7,306     $ 8,032    $12,031

Non-Cash Investing Activities

During 1995, 1994, and 1993, non-cash investing activities totaled $10,707,000, $4,009,000, and $4,869,000, respectively, and consisted of real estate acquired through foreclosure of fixed maturities and mortgage loans on real estate, purchase money mortgages, and venture capital distributions of common stock.

Realized Investment Gains and Losses

Details of realized investment gains (losses) for the years ended December 31 follow:

 (000s omitted)                   1995       1994        1993
 Fixed maturities
   Gross gains                 $ 7,257    $ 2,026    $ 20,650
   Gross losses                 (7,740)    (3,760)    (12,532)
 Total fixed maturities           (483)    (1,734)      8,118
 Mortgage loans on real estate     (52)       (82)       (377)
 Real estate and other            (882)       210      (8,095)
 Realized investment losses    $(1,417)   $(1,606)   $   (354)

Investment Income

Major sources of net investment income from continuing operations for the years ended December 31 follow:

 (000s omitted)                      1995       1994        1993
 Fixed maturities                $138,998   $134,866    $126,787
 Mortgage loans on real estate     27,981     32,008      40,568
 Real estate and other              7,133      8,225      12,936
 Policy loans                       3,643      3,459       3,460
 Short-term                         2,969      2,530       2,183
 Gross investment income          180,724    181,088     185,934
 Investment expenses               11,940     14,448      18,572
 Net investment income           $168,784   $166,640    $167,362


Investment expenses consist primarily of real estate expenses.

As of December 31, 1995, the carrying value of investments that produced no income for the previous twelve month period was $5,412,000 or less than 1% of invested assets.

Unrealized Investment Gains and Losses

The following table details the net unrealized investment gains and losses included in shareholders' equity:

 (000s omitted)                  1995        1994
 Gross unrealized gains      $112,849   $   9,974
 Gross unrealized losses       (4,316)   (128,873)
 DAC                          (37,700)     33,000
 Deferred income taxes        (21,035)     24,543
 Net unrealized investment
   gains (losses)            $ 49,798   $ (61,356)

Fixed maturities had an increase (decrease) in unrealized investment gains of $226,872,000, ($201,808,000), and $25,438,000 in 1995, 1994, and 1993,
respectively.

Note F
Defined Benefit and Contribution Plans

Retirement Plans

The Company has three qualified defined contribution retirement plans: a non-contributory money-purchase retirement plan, a non-contributory discretionary profit sharing plan, and a contributory 401(k) plan. The plans cover substantially all employees who have met the prescribed requirements for participation. The Company contribution to the money-purchase retirement plan is 3% of each employee's compensation plus an additional 3% of compensation in excess of the Social Security wage base. The Company contribution to the profit sharing plan is at the discretion of the insurance subsidiaries' Boards of Directors in consultation with WNC's Board of Directors and is based on financial performance. Employees may contribute up to 12% of compensation to the 401(k) plan. The Company matches employee contributions dollar for dollar up to a maximum of 3% of compensation. The net pension expense from continuing operations for the defined contribution plans in 1995, 1994, and 1993 was $1,237,000, $928,000 and $1,804,000, respectively. The Company has a non-qualified supplemental retirement plan under which benefits are paid to certain employees equal to the amounts by which the qualified plan benefits are reduced due to provisions of the Internal Revenue Code (IRC). At both December 31, 1995 and 1994, the unfunded liability for the supplemental retirement plan was not material.

The Company has defined benefit retirement plans that cover certain grandfathered employees and agents. Benefits are based principally on years of service and compensation. The funding policies are to contribute annually at least the minimum amounts required by the IRC. The plans have been amended to terminate the accrual of future benefits which resulted in a curtailment gain. Contributions are intended to provide benefits attributed to service to date.

Plan assets are invested principally in mutual funds, bonds, and stocks. The fair value of WNC Common and Preferred Stock held by one of the retirement plans was $12,408,000 and $8,580,000, at December 31, 1995 and 1994,
respectively. Dividends of $492,000 were received on the WNC Common and Preferred Stock in both 1995 and 1994. No WNC shares were purchased or sold during 1995 or 1994.

The components of net periodic pension income included in continuing operations for the defined benefit plans for the years ended December 31 follow:

 (000s omitted)                        1995      1994      1993
 Interest cost on projected
   benefit obligations              $ 1,734   $ 1,824   $ 1,923
 Actual return on plan assets        (3,419)     (419)   (2,035)
 Net amortization and deferral        1,118    (2,054)     (642)
 Curtailment gain                         -         -      (491)
 Service cost for benefits earned         -         -        99
 Net periodic pension
   income                           $  (567)  $  (649)  $(1,146)

The funded status and the amounts reported in WNC's Consolidated Balance Sheet as part of other liabilities for the defined benefit plans at December 31 follow:

 (000s omitted)                            1995        1994
 Actuarial present value of
   accumulated benefit obligations:
     Vested                            $(26,501)   $(23,759)
     Non-vested                             (78)       (118)
 Accumulated benefit obligations       $(26,579)   $(23,877)
 Projected benefit obligations         $(26,579)   $(23,877)
 Plan assets at fair value               25,482      22,794
 Projected benefit obligations in
   excess of plan assets               $ (1,097)   $ (1,083)
 Comprised of:
   Prepaid pension cost                $  3,190    $  1,526
   Unrecognized actuarial net loss       (8,207)     (7,835)
   Unrecognized transition asset          3,920       5,226
 Total                                 $ (1,097)   $ (1,083)

The actuarial assumptions used to measure the projected benefit obligation include:

                                    1995      1994     1993
 Weighted-average discount
   rate                             7.0%      7.5%     6.7%
 Weighted-average expected
   rate of return on plan assets    7.6%      7.6%     7.5%

The transition asset is being amortized over a fourteen-year period. Actuarial gains and losses are deferred and then amortized over a fourteen-year period when the cumulative deferred amounts exceed certain limits.

GAAP requires employers to recognize a minimum liability at least equal to the unfunded accumulated benefit obligation.

WNC's prepaid pension cost was less than the unfunded accumulated benefit obligation requiring a pretax adjustment of $4,287,000 and $2,769,000 at December 31, 1995 and 1994, respectively, with an offset to shareholders' equity.

Postretirement Benefit Plan

In addition to WNC's retirement programs, the Company provides a contributory group life and medical insurance plan to certain eligible retirees and certain grandfathered active employees who have met a combination of age and service requirements. The plan was amended in 1992 to limit the future eligibility of benefits for active employees. The plan pays a stated percentage of most medical expenses, reduced for deductibles and payments made by government programs or other group coverage. Certain active employees who are not included in the grandfathered group are eligible for $10,000 of life insurance benefits under the plan after reaching a combination of age and service requirements.

In 1993, the Company established a Voluntary Employees' Beneficiary Association
(VEBA) trust under section 501(c)(9) of the IRC for the purpose of paying out postretirement benefits to plan participants. The VEBA is funded annually, based on the difference between the net periodic postretirement benefit expense as measured by statutory accounting rules and the retiree medical claims incurred during the respective periods, subject to certain IRC limitations. Assets of the VEBA trust are invested in two-year U.S. Treasury notes and corporate demand notes.

The components of net periodic postretirement benefit expense from continuing operations for the years ended December 31 follow:

 (000s omitted)                    1995      1994      1993
 Interest cost                   $1,537    $1,654    $1,530
 Service cost                        40        46        45
 Return on plan assets             (181)      (23)        -
 Net amortization and deferral       68       188       (10)
 Net periodic postretirement
   benefit expense               $1,464    $1,865    $1,565

The funded status of the plan and the amount recognized in WNC's Consolidated Balance Sheet as part of other liabilities at December 31 follow:

 (000s omitted)                                   1995        1994
 Accumulated postretirement
   benefit obligation
     Retirees, dependents, and disabled
       participants                           $(27,578)   $(25,022)
     Fully eligible active plan
       participants                               (997)       (846)
     Other active plan participants             (1,048)       (661)
 Total accumulated postretirement
   benefit obligation                          (29,623)    (26,529)
 Fair value of plan assets                       4,516       2,726
 Accumulated postretirement benefit
   obligation in excess of plan assets        $(25,107)   $(23,803)
 Comprised of
   Accrued postretirement benefit
     expense                                  $(23,074)   $(24,392)
   Unrecognized net gain (loss)                 (2,215)        393
   Unrecognized prior service cost                 182         196
 Accumulated postretirement benefit
   obligation in excess of plan assets        $(25,107)   $(23,803)

The actuarial assumptions used to measure the postretirement benefit obligation include:

                                         1995     1994
 Weighted-average discount rate          7.0%     7.5%
 Weighted-average after-tax expected
   rate of return on plan assets         4.6%     4.6%
 Estimated income tax rate                34%      34%


The health care trend rate used in 1995 was 11.5% for pre-age 65 and 9.7% for post-age 65 participants, graded evenly to 5% in 14 years. The health care cost trend rate in 1994 was 12% for pre-age 65 and 10% for post-age 65 participants, graded evenly to 5% in 15 years. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the trend rate by 1% per year would increase the accumulated postretirement benefit obligation by $2,713,000 at December 31, 1995 and the aggregate of the service and interest cost components of net periodic postretirement benefit expense by $171,000 in 1995.

Note G
Reinsurance

The effect of reinsurance on insurance premiums and policy charges earned for the years ended December 31 from continuing operations follows:

(000s omitted)
                                          1995        1994       1993
                                        --------------------------------
 Direct premiums and policy charges     $198,803    $193,181     $184,552
 Premiums ceded                          (53,396)    (56,873)     (57,455)
 Net premiums and policy charges        $145,407    $136,308     $127,097

Reinsurance benefits ceded from continuing operations were $19,619,000, $19,134,000, and $19,318,000, in 1995, 1994, and 1993, respectively.

As a result of past divestitures, the Company reinsures 100% of certain supplemental health insurance, life insurance, and annuity business with unaffiliated companies. At December 31, 1995, 52% of WNC's total reinsurance recoverables were due from Combined Insurance Company of America, and 14% were due from American Founders Life Insurance Company. In addition, 18% of reinsurance recoverables were due from UNUM Life Insurance Company in the normal course of business.

The Company uses yearly renewable term reinsurance at an insurance subsidiary to maintain statutory profitability and other statutory financial requirements while sustaining growth. The cumulative contribution to statutory basis capital and surplus from this reinsurance was $8,202,000 and $9,044,000 at December 31, 1995 and 1994, respectively. These transactions do not materially impact the Company's GAAP financial statements.

Note H
Stock Benefit Plan

WNC has a stock benefit plan under which the compensation committee of WNC's Board of Directors may grant stock options, stock appreciation rights, and shares of restricted stock. The following table summarizes the changes in the shares of Common Stock of WNC under the plan:

                                             Issuable Under
                       Available           Outstanding Options
                       For Grant      -----------------------------
                     During 1995        1995       1994       1993
 January 1 balance       541,094     777,649    685,244    594,659
 Stock options
   Granted              (174,500)    174,500    167,500    216,500
   Exercised                         (31,832)   (22,367)   (53,321)
   Forfeited              31,224     (31,224)   (52,728)   (72,594)
 Restricted stock
   Issued                 (6,050)
   Cancelled               1,775
 December 31 balance     393,543     889,093    777,649    685,244
 Options exercisable                 511,102    420,975    346,032

Prices for stock options granted from 1993 to 1995 ranged from $18.38 to $26.57 per share. Prices for stock options exercised from 1993 to 1995 ranged from $10.21 to $26.57 per share. Exercise prices on stock options outstanding ranged from $10.21 to $27.29 per share.

Note I
Capital Stock

Convertible Preferred Stock

WNC has 10,000,000 authorized shares of $5 par value Preferred Stock with 144,000 shares outstanding that are designated as $2.50 Convertible Preferred Stock. Each share is entitled to a cumulative annual dividend of $2.50 and a preference of $50 in the event of involuntary liquidation of WNC and $55 in the event of voluntary liquidation. Further, each share is convertible at any time into 1.875 shares of Common Stock at the option of the holder and is redeemable at $55 at the option of WNC. Each holder is entitled to one vote for each share held. The $2.50 Convertible Preferred Stock and the Common Stock vote together as one class.

Stock Purchase Rights

WNC has one outstanding Common Stock Purchase Right for each outstanding share of Common Stock. The Rights will become exercisable only if a person or group acquires 20% or more of WNC's Common Stock or announces a tender offer following which it would hold 30% or more of such Common Stock. If the Rights become exercisable, a holder will be entitled to buy from WNC one share of WNC Common Stock at a price of $100 per share. If, after the Rights become exercisable, WNC is acquired in a merger or other business combination or more than 50% of WNC's assets or earning power are sold, each Right will entitle its holder to buy that number of shares of Common Stock of the acquiring company having a fair value of twice the exercise price of the Right. Alternatively, if a 20% WNC shareholder acquires WNC by means of a merger in which WNC and its Common Stock survive or that shareholder engages in self-dealing transactions with WNC, each Right not owned by the 20% holder would become exercisable for that number of shares of WNC Common Stock which have a fair value of twice the exercise price of the Right. Until the Rights become exercisable, one additional Right will be distributed with each share of WNC Common Stock issued in the future. The Rights will expire in January 1997. The Rights may be redeemed by WNC at $.01 per Right prior to the time that 20% or more of WNC's Common Stock has been accumulated by a person or group or within ten days thereafter under certain circumstances.

Common Stock

WNC has 60,000,000 authorized shares of $5 par value Common Stock including treasury shares. At December 31, 1995, 13,820,000 shares of WNC's Common Stock were reserved for future issuance: 12,223,000 shares for future exercises of Purchase Rights; 269,000 shares for conversion of outstanding Convertible Preferred Stock; 1,282,000 shares for exercise of options to purchase Common Stock and for use in connection with the restricted stock grants; and 46,000 shares for issuance of Common Stock in connection with the dividend reinvestment plan. The annual dividend paid on WNC Common Stock in 1995, 1994, and 1993 was $1.08 per share.

Earnings Per Share

The number of shares used in computing earnings per share follows:

 (000s omitted)                                1995       1994      1993
 Primary
   Average common shares outstanding         12,194     12,144    10,643
   Assumed exercise of options                   56         81       112
   Total average shares                      12,250     12,225    10,755

 Fully Diluted
   Average common shares outstanding         12,194     12,144    10,643
   Assumed conversion of preferred stock        269        271       271
   Assumed exercise of options                  176         81       112
   Total average shares                      12,639     12,496    11,026

Note J
Income Taxes

Components of WNC's deferred tax liabilities and assets at December 31 follow:

 (000s omitted)                              1995         1994
 Deferred tax liabilities:
   DAC                                   $ 75,789     $ 97,322
   Unrealized investment gains             33,768            _
   Joint ventures and venture
     capital investments                    2,150        1,025
   Accrued bond discount                    1,630        1,312
   Other                                    1,739        2,791
 Total deferred tax liabilities           115,076      102,450
 Deferred tax assets:
   Policy liability adjustments            65,576       63,349
   Liabilities for employee benefits       14,004       13,858
   Realized investment losses               5,826       11,557
   Unrealized investment losses                 _       41,452
   Other                                    4,768        4,599
 Total deferred tax assets                 90,174      134,815
 Valuation allowance                       (5,196)     (15,706)
 Deferred tax assets, net of
   valuation allowance                     84,978      119,109
 Net deferred tax (assets) liabilities   $ 30,098     $(16,659)

Other than capital gain or loss items, the nature of WNC's deferred tax assets and liabilities is such that the general reversal pattern for these temporary differences is expected to result in a full realization of WNC's deferred tax assets.

At December 31, 1995, WNC had capital loss carryforwards for tax return purposes of $10,959,000, of which $1,498,000 will expire in 1996 and the remainder in 2000. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to those carryforwards, investment loss reserves, and other capital-loss-related deferred tax assets not expected to be realized. The valuation allowance was decreased by $10,510,000 in 1995 and increased by $803,000 in 1994.

Prior to 1984, WNC's life insurance subsidiaries were required to accumulate certain untaxed amounts in a memorandum "policyholders' surplus account." Under the Tax Reform Act of 1984, the "policyholders' surplus account" balances were capped at December 31, 1983 and taxed only to the extent distributed to shareholders or when they exceed certain prescribed limits. WNC's life insurance subsidiaries do not intend to make any taxable distributions or to exceed the prescribed limits in the foreseeable future; therefore, no income tax provision has been made for those purposes. However, if such taxes were assessed, the amount of tax payable would be approximately $20,000,000. As of December 31, 1995, the combined "policyholders' surplus account" of WNC's life insurance subsidiaries approximates $57,000,000.

Under current and prior law, income of WNC's life insurance subsidiaries taxed on a current basis is accumulated in a shareholders' surplus account and can be distributed without tax to WNC. At December 31, 1995, this shareholders' surplus was $270,000,000.

The following reconciles the difference between actual tax expense and the amounts obtained by applying the statutory federal income tax rate of 35%:

 (000s omitted)                      1995       1994       1993
 Income tax at statutory rate
   applied to income from
   continuing operations before
   income taxes and cumulative
   effect of change in
   accounting principle           $13,512    $12,240    $ 8,740
 Tax expense not recognized
   on certain GAAP-basis
   capital gains or losses         (1,485)    (2,179)    (2,870)
 Investment income not taxed         (299)      (452)      (638)
 Amortization of purchase
   accounting adjustments             266        523        247
 Other                                (93)       224        828
 Income tax expense from
   continuing operations          $11,901    $10,356    $ 6,307
 Comprised of:
   Current expense                $ 9,879    $ 7,173    $ 1,301
   Deferred expense                 2,022      3,183      5,006
 Income tax expense from
   continuing operations          $11,901    $10,356    $ 6,307
 Income tax expense from
   discontinued operations          3,567      2,989      4,191
 Total income tax expense         $15,468    $13,345    $10,498

Income taxes paid by WNC were $12,969,000, $8,120,000, and $4,100,000 in 1995,
1994, and 1993, respectively. WNC has a nonlife net operating loss carryforward for tax purposes of $273,000 that will begin to expire in 2008.

The Internal Revenue Service is currently examining the Company's tax returns for 1992 through 1994.

Note K
Commitments and Contingencies

Leases

WNC has noncancelable operating leases primarily for office space and office equipment, the most significant of which is a twenty-year lease of WNIC's home office building with a related party as lessor. Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 follow:

 (000s omitted)
 1996                               $ 7,828
 1997                                 7,102
 1998                                 5,364
 1999                                 4,430
 2000                                 3,974
 Thereafter                          44,569
 Total minimum lease commitments    $73,267


Rental expenses from continuing operations were $3,348,000, $2,893,000, and $3,226,000, in 1995, 1994, and 1993, respectively.

Financial Guarantees

The Company has entered into certain financial guarantees. A financial guarantee is a conditional commitment to guarantee the payment of an obligation by an unrelated entity to a third party and has off-balance sheet credit risk. The exposure to credit risk is represented by the amount the Company would be required to pay under certain circumstances.

At December 31, 1995, the Company had three financial guarantees totaling $13,733,000, as well as a construction completion guarantee. At December 31, 1994, the Company had two financial guarantees totaling $15,206,000.

The Company feels it has adequate reserves for related potential losses.

Litigation

WNC has been named in various pending legal proceedings considered to be ordinary routine litigation incidental to the business of such companies. A number of other legal actions have been filed which demand compensatory and punitive damages aggregating material dollar amounts. WNC believes that such suits are substantially without merit and that valid defenses exist. WNC's management and its chief legal officer are of the opinion that such litigation will not have a material effect on WNC's results of operations or consolidated financial position.

State Guaranty Funds

Under insolvency or guaranty laws in most states in which the Company's insurance subsidiaries operate, insurers can be assessed for policyholder losses incurred by insolvent insurance companies. At present, most insolvency or guaranty laws provide for assessments based on the amount of insurance underwritten in a given jurisdiction. The Company's insurance subsidiaries paid $1,934,000, $2,850,000, and $2,500,000 in state guaranty fund assessments in 1995, 1994, and 1993, respectively, and had accrued liabilities of $3,478,000 and $3,128,000 for estimated future assessments at December 31, 1995 and 1994, respectively.

The Company's accounting policy with regard to payments to state guaranty funds is to treat as assets any such payments in those states where current law allows an offset against future premium taxes. At December 31, 1995 and 1994, other assets included $5,226,000 and $5,464,000, respectively, of deferred payments to state guaranty funds. Generally, these amounts will be used to offset future premium tax payments over periods from five to ten years. Under certain circumstances, including changes in state laws and a change in the Company's product mix, such amounts might become unrecoverable.

Note L
Mortgage Payable and Credit Arrangements

Mortgage Payable

Mortgage payable consisted of $1,309,000 and $1,907,000 at December 31, 1995 and 1994, respectively, for a mortgage on investment real estate with an interest rate of 6.5% that matures in July, 1997. Payments of $480,000 and $922,000 will be required in 1996, and 1997, respectively. The property, with a carrying value of $14,007,000, is pledged as collateral.

Interest paid on borrowings by WNC was $110,000, $406,000, and $1,673,000, in 1995, 1994, and 1993, respectively.

Credit Arrangements

WNC has a line of credit with one bank available for short-term borrowings amounting to $10,000,000, of which $6,900,000 was unused at December 31, 1995. The interest rate on this single borrowing was 6.9%. The line of credit arrangement is renewable annually, but credit can be withdrawn at the bank's option.

In addition, WNC has five letters of credit with varying terms and conditions totaling $2,821,000. As of December 31, 1995, all of the letters of credit were unused.

Note M
Statutory Financial Information

The insurance companies of WNC prepare statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices (SAP) currently include state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in a particular state, as well as practices described in National Association of Insurance Commissioners' publications. Permitted practices include practices not prescribed, but allowed, by the domiciliary state insurance department. The prescribed and permitted statutory accounting practices differ from GAAP.

Current statutory practice does not address reserves for certain endowment features of several life insurance products marketed by one of the Company's subsidiaries. The subsidiary uses a practice permitted by its state of domicile and discounts the future benefit using mortality and interest rate assumptions.

SAP to GAAP Reconciliation

A reconciliation of SAP capital and surplus to GAAP shareholders' equity at December 31 follows:

 (000s omitted)                              1995         1994
 SAP capital and surplus                $ 231,930    $ 221,270
 DAC                                      235,499      293,850
 Adjustments to policy liabilities       (115,937)    (119,521)
 Unrealized gain (loss) on
   fixed maturities                       107,396     (118,728)
 Asset valuation and interest
   maintenance reserves                    34,700       29,005
 Deferred income taxes                    (30,098)      16,659
 Postretirement and pension liabilities   (26,969)     (28,313)
 Goodwill                                  18,385       19,092
 Other, net                               (16,987)      (6,991)
 GAAP shareholders' equity              $ 437,919    $ 306,323

A reconciliation of SAP net income to GAAP net income for the years ended December 31 follows:

 (000s omitted)                         1995      1994       1993
 SAP net income                      $18,278   $18,633    $10,954
 DAC                                  11,561     3,894     15,282
 Adjustments to policy benefits        1,653     1,270        401
 Financial reinsurance                 1,800         -     (3,500)
 Deferred income taxes                (1,871)   (3,913)    (6,180)
 Cumulative effect of change
   in accounting principle                 -         -     (1,550)
 Other, net                            2,439    11,417     11,259
 GAAP net income                     $33,860   $31,301    $26,666

Dividends From Subsidiaries

The amount of dividends available for distribution without prior regulatory approval is limited by regulatory restrictions. This amount is the greater of:
a) 10% of the insurance subsidiaries' statutory capital and surplus as of the preceding year end; or b) the insurance subsidiaries' statutory net income from operations for the preceding year. WNC's insurance companies are permitted a maximum of $23,193,000 in dividend distributions to WNC in 1996. WNC received dividends of $9,000,000 from WNIC in 1995.

Note N
Fair Value of Financial Instruments

The fair values of certain financial instruments along with their corresponding carrying values at December 31, 1995 and 1994 follow. As the fair value of all WNC's assets and liabilities is not presented, this information in the aggregate does not represent the underlying value of WNC. WNC does not have any financial instruments held or issued for trading purposes.

                                                   1995                           1994
                                         --------------------------     ------------------------
                                               Fair        Carrying           Fair      Carrying    Valuation
(000s omitted)                                Value           Value          Value         Value       Method
 Financial assets
   Fixed maturities                      $2,060,710      $2,060,710     $1,761,821    $1,762,569          (1)
   Equity securities                          1,994           1,994          1,720         1,720          (1)
   Mortgage loans on real estate            336,366         317,249        366,373       357,641          (2)
   Policy loans                              53,665          56,279         52,600        54,368          (3)
   Separate Account investment               11,840          11,840         11,327        11,327          (4)
   Cash and short-term investments           56,925          56,925         59,659        59,659          (4)
   Investment proceeds receivable             2,289           2,289          1,094         1,094          (4)
   Accrued investment income                 32,652          32,652         33,084        33,084          (4)
 Financial liabilities
   Investment-type insurance contracts    1,131,665       1,161,263      1,174,017     1,203,608          (3)
   Mortgage payable                           1,328           1,309          1,854         1,907          (2)
   Short-term borrowings                      3,100           3,100              -             -          (4)
 Off-balance sheet
   Real estate development guarantees           157               -             80             -          (5)
   Lending commitments                           15               -            105             -          (6)

 (1) Fair values are based on publicly quoted market prices at the close of trading on the last business day of the year. In cases where publicly quoted market prices are not available, fair values are based on estimates using values obtained from independent pricing services, or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.
 (2) Fair values are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. A pricing cap is put on mortgage loans that carry significant above-market interest rate yields to reflect the prepayment risk.
 (3) Fair values are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with similar maturities.
 (4) Carrying value approximates fair value.
 (5) Fair values are based on estimates of fees to guarantee similar developments. In addition, the Company has a construction completion guarantee pertaining to a joint venture investment. The Company does not feel that estimating a fair value for the instrument is practicable due to the inability to estimate cash flows. See Note K for further discussion of guarantees.
 (6) Fair values are based on commitment fees of the loans in question.


Note O
Segment Information

WNC's continuing operations has two business segments: insurance operations and corporate and other. Prior to the sale of the Company's health business, the Company had three business segments (see Note A). The corporate and other segment includes realized investment gains and losses and operations that do not specifically support the insurance operations. Assets not individually identifiable by segment are allocated, generally, based on the amount of segment liabilities. Depreciation expense and capital expenditures are not material. Revenues, income or loss from continuing operations before income taxes and cumulative effect of change in accounting principle, and assets by segment for the years ended and at December 31 follow:

 (000s omitted)                              1995          1994          1993
 Revenues from continuing
   operations(A)
     Insurance operations              $  309,054    $  299,105    $  295,159
     Corporate and other                    8,062         6,215         5,015
 Consolidated total                    $  317,116    $  305,320    $  300,174
 Pretax income (loss) from
   continuing operations (A)
     Insurance operations              $   37,794    $   34,397    $   30,886
     Corporate and other                      813           574        (5,914)
 Consolidated total                    $   38,607    $   34,971    $   24,972
 Assets
   Insurance operations                $2,512,050    $2,345,240    $2,359,735
   Corporate and other                    213,692       215,082       218,645
   Discontinued operations                287,156       250,246       276,039
 Consolidated Total                    $3,012,898    $2,810,568    $2,854,419

(A) Amounts have been reclassified to reflect the discontinued operations of the health business.

Actuarial estimates are used in determining certain policy liabilities and deferred acquisition costs which in turn effect the reported profitability of the operating segments. Actual results can differ materially from these actuarial estimates. In addition, changes in these estimates, where required, may have a significant effect on reported net income, especially in the year of the change.

The profits of the insurance operations segment are highly dependent on interest rate spreads, which is the difference between the amount earned on investments and the amount credited to policyholders. Increases in market interest rates could result in the need to credit higher rates to policyholders without a comparable increase in the rate earned on the Company's invested assets; they could also result in customers surrendering their policies to obtain higher rates from other insurance companies or alternative products. Decreases in market interest rates could result in inadequate spreads due to the inability to lower credited rates below certain minimum guarantees as to such rates.

The profitability of most of the Company's products depends on the ability to attract and retain customers at a price level sufficient to cover the various expenses incurred by the Company. The nature of these products is such that customers can in most cases easily transfer to other insurance carriers offering more attractive coverage. The profitability of the products may change over time depending on the degree of competition in the markets for such products.

Note P
Subsequent Event

In November 1996, the Company announced a definitive agreement to merge with PennCorp Financial Group, Inc. (PennCorp). Under the terms of the merger, the separate corporate existence of the Company shall cease and PennCorp shall continue as the surviving corporation. The merger is anticipated to close during the first quarter of 1997, pending the receipt of the required shareholder and regulatory approval.

Report of Ernst & Young LLP, Independent Auditors


        Board of Directors and Shareholders
        Washington National Corporation

        We have audited the accompanying consolidated balance sheet of Washington National Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these finanical statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington National Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in Note C, the Company changed its method of accounting for certain investments in debt and equity securities in 1994 and postemployment benefits in 1993.



                                        ERNST & YOUNG LLP


        Chicago, Illinois
        February 8, 1996, except for
          Notes A and P, as to which
          the date is December 20, 1996

Quarterly Information (unaudited)(a)

The following table summarizes selected unaudited quarterly information for 1995 and 1994. As of March 1, 1996, WNC had approximately 9,600 Common and Preferred shareholders, including individual participants in security depository position listings.

 (000s omitted, except per share amounts)

 Quarter Ended                    December 31,           September 30,            June 30,               March 31,
                               -------------------    -------------------    -------------------    -------------------
                                   1995       1994        1995       1994        1995       1994        1995       1994
Total revenues                 $ 80,505   $ 76,447    $ 77,939   $ 77,804    $ 80,487   $ 74,844    $ 78,185   $ 76,225
Pretax operating income
  from continuing operations (b) 10,296      8,728       9,494      7,437      10,890      9,047       9,344     11,365
Income from continuing
  operations                      7,016      4,147       6,751      6,118       7,068      6,187       5,871      8,163
Net income (loss) from
  discontinued operations         2,270      2,572       1,636      3,009       1,829      2,234       1,419     (1,129)
Net income                        9,286      6,719       8,387      9,127       8,897      8,421       7,290      7,034
Income from continuing
  operations per share              .56        .33         .54        .49         .57        .50         .47        .66
Net income (loss) from
  discontinued operations
  per share                         .18        .21         .13        .25         .15        .18         .12       (.09)
Net income per share                .74        .54         .67        .74         .72        .68         .59        .57
Market price
  Common
    High                         29 1/4     22 3/4      25         22 7/8      21         23 1/4      20 1/8     25 1/8
    Low                          21 7/8     18 5/8      20 1/2     20 5/8      18         21          17 3/4     22 3/4
    Close                        27 5/8     19          24 7/8     22 7/8      20 5/8     21 1/4      18 1/2     23 1/2
  Preferred
    High                         54 1/4     45 7/8      47 1/4     46          40 5/8     48 3/4      42 1/2     50
    Low                          42 1/2     40          40         44 3/8      36 1/4     46          38 1/2     48 5/8
    Close                        54 1/4     40          47 1/4     44 3/4      40 1/2     46 1/4      40         49 1/4
Common Stock dividends              .27        .27         .27        .27         .27        .27         .27        .27
Preferred Stock dividends         .625       .625        .625       .625        .625       .625        .625       .625

(a) All income statement information has been reclassified for discontinued operations.
(b) Income before taxes and realized investment gains and losses.

                                                                    EXHIBIT 23

       CONSENT OF ERNST & YOUNG LLP, Independent Auditors



We consent to the use of our report dated February 8, 1996, except for Notes A and P as to which the date is December 20, 1996, included in the Annual Report on Form 10-K of Washington National Corporation for the year ended
December 31, 1995, with respect to the consolidated financial statements and schedules, as amended, included in this Form 8-K.

We also consent to the incorporation by reference in the Registration Statements pertaining to the stock benefit plan (Form S-8 Numbers 33-28858, 33-10179, and 2-83640) and automatic dividend reinvestment and stock purchase plan (Form S-3 Numbers 33-48306 and 2-72599) of Washington National Corporation and the related Prospectuses of our report dated February 8, 1996, except for Notes A and P as to which the date is December 20, 1996, with respect to the financial statements and schedules of Washington National Corporation included in the Annual Report on Form 10-K for the year ended December 31, 1995, as amended, included in this Form 8-K.


                                        ERNST & YOUNG LLP


Chicago, Illinois
January 8, 1997

[ARTICLE] 7
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR                   YEAR                   YEAR                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1995             DEC-31-1995             DEC-31-1995             DEC-31-1995
[PERIOD-END]                               DEC-31-1995             SEP-30-1995             JUN-30-1995             MAR-31-1995
[DEBT-HELD-FOR-SALE]                         2,060,710               1,886,517               1,871,217               1,735,803
[DEBT-CARRYING-VALUE]                                0                  93,806                 100,605                 103,306
[DEBT-MARKET-VALUE]                                  0                  97,310                 104,445                 104,410
[EQUITIES]                                       1,994                   2,007                   1,616                   1,667
[MORTGAGE]                                     317,249                 329,445                 342,840                 353,861
[REAL-ESTATE]                                   34,080                  35,164                  30,315                  30,182
[TOTAL-INVEST]                               2,544,656               2,465,863               2,461,806               2,358,717
[CASH]                                           8,331                   5,183                   3,229                   3,115
[RECOVER-REINSURE]                              49,502                  52,289                  52,527                  53,814
[DEFERRED-ACQUISITION]                         235,499                 256,386                 254,007                 276,738
[TOTAL-ASSETS]                               3,012,898               2,957,204               2,946,933               2,859,152
[POLICY-LOSSES]                              2,066,937               2,067,850               2,065,816               2,066,951
[UNEARNED-PREMIUMS]                             37,382                  37,904                  39,702                  35,260
[POLICY-OTHER]                                 219,755                 219,565                 218,002                 214,458
[POLICY-HOLDER-FUNDS]                           39,255                  39,624                  39,197                  38,688
[NOTES-PAYABLE]                                  4,409                   1,445                   1,631                   1,770
[PREFERRED-MANDATORY]                                0                       0                       0                       0
[PREFERRED]                                        718                     723                     723                     723
[COMMON]                                       125,953<F1>             125,628<F2>             125,407<F3>             125,116<F4>
[OTHER-SE]                                     311,248                 280,201                 272,120                 217,102
[TOTAL-LIABILITY-AND-EQUITY]                 3,012,898               2,957,204               2,946,933               2,859,152
[PREMIUMS]                                     145,407                 108,262                  73,053                  36,142
[INVESTMENT-INCOME]                            168,784                 126,564                  84,544                  41,915
[INVESTMENT-GAINS]                             (1,417)                    (914)                   (606)                   (615)
[OTHER-INCOME]                                   4,342                   2,699                   1,681                     743
[BENEFITS]                                     214,276                 162,336                 107,449                  53,240
[UNDERWRITING-AMORTIZATION]                     23,113                  16,539                  11,397                   5,625
[UNDERWRITING-OTHER]                            41,120                  28,922                  20,198                  10,591
[INCOME-PRETAX]                                 38,607                  28,814                  19,628                   8,729
[INCOME-TAX]                                    11,901                   9,124                   6,689                   2,858
[INCOME-CONTINUING]                             26,706                  19,690                  12,939                   5,871
[DISCONTINUED]                                   7,154                   4,884                   3,248                   1,419
[EXTRAORDINARY]                                      0                       0                       0                       0
[CHANGES]                                            0                       0                       0                       0
[NET-INCOME]                                    33,860                  24,574                  16,187                   7,290
[EPS-PRIMARY]                                     2.73                    1.98                    1.31                     .59
[EPS-DILUTED]                                     2.68                    1.95                    1.29                     .58
[RESERVE-OPEN]                                       0                       0                       0                       0
[PROVISION-CURRENT]                                  0                       0                       0                       0
[PROVISION-PRIOR]                                    0                       0                       0                       0
[PAYMENTS-CURRENT]                                   0                       0                       0                       0
[PAYMENTS-PRIOR]                                     0                       0                       0                       0
[RESERVE-CLOSE]                                      0                       0                       0                       0
[CUMULATIVE-DEFICIENCY]                              0                       0                       0                       0

<F1>INCLUDES ADDITIONAL PAID-IN CAPITAL OF $47,918.
<F2>INCLUDES ADDITIONAL PAID-IN CAPITAL OF $47,704.
<F3>INCLUDES ADDITIONAL PAID-IN CAPITAL OF $47,525.
<F4>INCLUDES ADDITIONAL PAID-IN CAPITAL OF $47,305.

                      GRAPHIC APPENDIX



Included on page 23 of this Form 8-K are graphs depicting the mortgage loan portfolio by geographic distribution and by property type. These graphs have been converted to tables and are included in Exhibit 13.